Exhibit 10.2
EXECUTION VERSION

INVESTMENT NUMBER 26133
Loan Agreement
Between
CHINDEX INTERNATIONAL, INC.
And
INTERNATIONAL FINANCE CORPORATION
Dated December 10, 2007

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Article/
Section Item	Page No.
Section 4.04. Conditions for IFC Benefit	39

ARTICLE V	39

Particular Covenants	39

Section 5.01. Affirmative Covenants	39
Section 5.02. Negative Covenants	40

ARTICLE VI	41

Events of Default	41

Section 6.01. Acceleration after Default	41
Section 6.02. Events of Default	42
Section 6.03. Bankruptcy	45

ARTICLE VII	45

Miscellaneous	45

Section 7.01. Saving of Rights	45
Section 7.02. Notices	46
Section 7.03. English Language	47
Section 7.04. Term of Agreement	47
Section 7.05. Enforcement	47
Section 7.06. Disclosure of Information	49
Section 7.07. Successors and Assignees	50
Section 7.08. Amendments, Waivers and Consents	50
Section 7.09. Counterparts	50
Section 7.10. Local Loan Agreement; Separate Transactions	50

ANNEX A	2
PROJECT COST AND FINANCIAL PLAN	2

[TO BE ATTACHED AS ANNEX B TO EACH LOCAL LOAN AGREEMENT]	4

ANNEX B	4
ONSHORE BORROWER/PROJECT AUTHORIZATIONS	4

ANNEX C	5

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LOAN AGREEMENT
     LOAN AGREEMENT (the “Agreement”) dated December 10, 2007, between CHINDEX INTERNATIONAL INC., a company organized and existing under the laws of the State of Delaware of the United States of America (“Chindex”); and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the People’s Republic of China (“IFC”).
RECITALS
     Chindex will form a subsidiary Beijing UFH (as defined below) to undertake the Beijing Project and will form a subsidiary Guangzhou UFH (as defined below) to undertake the Guangzhou Projects (as defined below);
     Chindex has requested IFC to provide the loan described in this Agreement to finance the construction, equipping and placing into operation by each Onshore Borrower (as defined below) of its Project (as defined below) and certain other costs and expenditures associated with the development by each Onshore Borrower (as defined below) of the its Project (as defined below) ; and
     IFC is willing to provide the loan to each Onshore Borrower upon the terms and conditions set forth in this Agreement.
ARTICLE I
Definitions and Interpretation
     Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“Accounting Standards”	United States Generally Accepted Accounting Practices (“US GAAP”);

“Affiliate”	any Person directly or indirectly controlling, controlled by or under common control with, an Onshore Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital of a Person is deemed to constitute control of that

Person, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report”	the current (Project #24052) annual monitoring report substantially in the form attached as Schedule 13 hereto setting out the specific social, environmental and developmental impact information to be provided by the Onshore Borrower in respect of the Project, as such form of Annual Monitoring Report may be amended or supplemented from time to time with IFC’s consent;

“Applicable S&E Law”	all applicable statutes, laws, ordinances, rules and regulations of the Country, including without limitation, licenses, permits or other governmental Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

“Auditors”	BDO Seidman (“BDO”), or its affiliates, or, in the case of the Onshore Borrowers, Shanghai JaHwa Certified Public Accountants Co, Ltd, or its affiliates, or such other firm that Chindex or the relevant Onshore Borrower, as applicable, appoints from time to time as its auditors pursuant to Section 5.01 (e) (Affirmative Covenants);

“Authority”	any national, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”	any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period;

“Authorized Representative”	any natural person who is duly authorized by the Onshore Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Onshore Borrower to IFC;

“Base Fixed Rate”	for each Disbursement of each relevant Loan, the rate determined in accordance with Article II and with the methodology set out in Annex AA;

“Beijing Hospital”	the hospital and health care facility to be located in Beijing, as further described in a report dated October 2006 and revised from time to time provided by the Chindex to IFC;

“Beijing Project”	the construction, equipping and placing into operation of a hospital and health care facility to be located in Beijing, as further described in a report dated October 2006 and revised from time to time provided by the Chindex to IFC;

“Beijing UFH”	the entity to be established in Beijing, PRC to undertake the construction, equipping and operation of the Beijing Hospital;

“Business Day”	a day when banks are open for business in New York, New York and Beijing, PRC or, solely for the purpose of determining the applicable Interest Rate, London, England;

“CAO”	Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“CAO’s Role”	(i) to respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and

(ii)   to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems;

“Certificate of Incumbency and Authority”	a certificate provided to IFC by the relevant Onshore Borrower in the form of Schedule 1;

“Charters”	with respect to Chindex, its certificate of incorporation, and with respect to each of the Onshore Borrowers, its articles of association;

“Clinics”	means the following:

(i) the “Shunyi Clinic” located at No. 1 Lu, Nanxin Yuan, Likan Village, Tianzhu Town, Shunyi District, Beijing, China;

(ii) the “Jianguomen Clinic” located at Sub-level 1, Apartment Building of Beijing International Hotel Club, No. 21 Jianguomen Wai Street, Chaoyang District, Beijing, China;

(iii) the “SRC Minhang Clinic” located at 555 Jinfeng Road, Minhang District, Shanghai, China; and

(iv) any other medical clinic established or to be established by any of entities within the Group;

“Coercive Practice”	the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party;

“Collusive Practice”	an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party;

“Consolidated” or “Consolidated Basis”	has the meaning provided in Section 1.02 (c) (Financial Calculations);

“Corrupt Practice”	the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party;

“Country”	the People’s Republic of China;

“Current Assets”	the aggregate of the Chindex’s or the relevant Onshore Borrower’s, as applicable, cash, investments classified as

“held for trading”, investments classified as “available for sale”, trade and other receivables realizable within one year, inventories and prepaid expenses which are to be charged to income within one year;

“Current Liabilities”	the aggregate of all Liabilities of Chindex or the relevant Onshore Borrower, as applicable, falling due on demand or within one year (including the portion of Long-term Debt falling due within one year);

“Current Ratio”	the result obtained by dividing Current Assets of such Person (less prepaid expenses) by Current Liabilities of such Person. For the purposes of calculating this ratio for Chindex, the balance in the Sinking Fund Account (as defined in the IFC RMB Loan Agreement dated October 10, 2005) shall be deducted from Current Assets and any payment due on the Sinking Fund Account within one year shall be added to Current Liabilities;

“DEG Loan”	the loan to be entered into between a Subsidiary of Chindex and DEG-The German Investment and Development Company for the primary purpose of financing the Projects;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement”	any disbursement of the Loan;

“Disbursement

Interest Rate”	for each Disbursement, a rate of interest equal to the sum of:

(i) the Spread; and

(ii) the Base Fixed Rate;

“Dollars” and “$”	the lawful currency of the United States of America;

“EBITDA”	for the year most recently ended for which Annual Reviewed Combined Financial Statements of such Person are available, Net Income plus the sum of interest expense, income taxes, extraordinary items, depreciation, amortization and any other non-cash expenses (to the extent each was deducted in the calculation of Net Income);

“ESRS”	the Environmental and Social Review Summary dated July 18, 2007, which sets out specific social and environmental measures as actions to be undertaken by the Borrower, to enable the Project to comply with the Performance Standards, as such may be amended or supplemented from time to time with IFC’s consent;

“Event of Default”	any one of the events specified in Section 6.02 (Events of Default);

“Financing Documents”	collectively:

(i) this Agreement;

(ii) the Share Retention Agreement;

(iii) the Security Documents; and

(iv) the Security Sharing Agreement;

“Financial Debt”	any indebtedness of Chindex or the relevant Onshore Borrower, as applicable, for or in respect of:

(i) borrowed money;

(ii)   the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by Chindex or such Onshore Borrower, as applicable;

(iii)   the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue);

(iv)   non-contingent obligations of Chindex or the relevant Onshore Borrower, as applicable, to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of Chindex or the relevant Onshore Borrower, as applicable, with respect to trade accounts that are payable in the ordinary course of business within ninety (90) days of the date of determination and which are not overdue);

(v) the amount of any Liability in respect of any Financial Lease;

(vi)    amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)   the amount of Chindex’s or the relevant Onshore Borrower’s, as applicable, obligations under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by Chindex or such Onshore Borrower, as applicable, after marking the relevant derivative transactions to market);

(viii) any premium payable on a redemption or replacement of any of the foregoing items; and

(ix) the amount of any liability in respect of any guarantee or indemnity for any of the foregoing items incurred by any other person;

“Financial Lease”	any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan”	the proposed sources of financing for the Project as set out in Annex A (Project Cost and Financial Plan);

“Financial Year”	the accounting year of Chindex, or such Onshore Borrower commencing each year on April 1 and ending on the following March 31, or such other period as Chindex or such Onshore Borrower, with IFC’s consent, from time to time designates as its accounting year;

“Fraudulent Practice”	any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation;

“Grace Period”	in respect of each Loan, the period commencing on the date of first Disbursement of that Loan and ending on the date which is three years and three calendar months following the date of such first Disbursement, subject to Section 1.04 (Business Day Adjustment);

“Group”	collectively, Chindex, the Onshore Borrowers, Beijing United Family Health Center, Shanghai United Family Hospital, and any of their present or future Subsidiaries or Affiliates;

“Guangzhou Hospital”	the hospital and health care facility to be located in Guangzhou, as further described in a report dated October 2006 and revised from time to time provided by Chindex to IFC;

“Guangzhou Project”	the construction, equipping and placing into operation of a hospital and health care facility to be located in Guangzhou, as further described in a report dated October 2006 and revised from time to time provided by Chindex to IFC;

“Guangzhou UFH”	the entity to be established in Guangzhou, PRC to undertake the construction, equipping and operation of the Guangzhou Hospital;

“Guarantee Agreement”	means each agreement entitled “Guarantee Agreement” between Chindex and the IFC pursuant to which Chindex shall guarantee the payment obligations of each Onshore Borrower under its respective Onshore Borrower Loan Agreement, in each case, substantially in the form of Exhibit 1 hereto;

“Hospitals”	the Beijing Hospital and the Guangzhou Hospital;

“IFC RMB Loan”	the loan granted by IFC to pursuant to the RMB Loan Agreement dated October 10, 2005;

“IFC RMB Loan Agreement”	the “RMB Loan Agreement” signed among IFC on the one hand, and Beijing United Family Health Center and Shanghai United Family Hospital, Inc. (as co-Onshore Borrowers) on the other, dated October 10, 2005;

“IFC Security”	the security created by or pursuant to the Security Documents to secure all amounts owing by the relevant Onshore Borrower to IFC under this Agreement;

“Increased Costs”	the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC in the Loan to any Onshore Borrower in connection with the making or maintaining of such Loan that result from:

(i) any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii) compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC;

(B) imposes a cost on IFC as a result of IFC having made such Loan or reduces the rate of return on the overall capital of IFC that it would have achieved, had IFC not made such Loan;

(C) changes the basis of taxation on payments received by IFC in respect of such Loan (otherwise than by a change in taxation of the overall net income of IFC, if any); or

(D) imposes on IFC any other condition regarding the making or maintaining of such Loan;

“Increased Costs Certificate”	a certificate provided from time to time by IFC to the applicable Onshore Borrower, certifying:

(i) the circumstances giving rise to the Increased Costs;

(ii) that the costs of IFC have increased or the rate of return has been reduced;

(iii) that, IFC, in IFC’s reasonable opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv) the amount of Increased Costs;

“Interest Payment Date”	in respect of each respective loan, and in respect of each year, the following dates:

(i) the first Interest Payment Date shall be the date which is three years and three calendar months after the date of first Disbursement of the Loan; and

(ii) each Interest Payment Date thereafter shall be the numerically corresponding date falling six calendar months after the immediately preceding Interest Payment Date;

provided, however, that Section 1.04 (Business Day Adjustment) shall be disregarded for the purpose of determining the date pursuant this definition.

“Interest Rate”	for any particular Onshore Borrower, beginning on the Loan Consolidation Date, the rate at which interest is payable on the Loan, as determined in accordance with Article II;

“Interest Rate Setting Date”	for each Disbursement, the date on which the Base Fixed Rate is set pursuant to Section 2.03 (d)

“Joint Venture Agreements”	the proposed joint venture agreements to be entered into between Chindex for the incorporation of the Beijing UFH and Guangzhou UFH respectively;

“Liabilities”	the aggregate of all obligations (actual or contingent) of Chindex or the relevant Onshore Borrower, as applicable, to pay or repay money, including, without limitation:

(i) Financial Debt;

(ii)   the amount of all liabilities of Chindex or such Onshore Borrower, as the case may be, (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii) taxes (including deferred taxes);

(iv)   trade accounts that are payable in the ordinary course of business within ninety (90) days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the benefit of Chindex or such Onshore Borrower, as the case may be, with respect to such trade accounts);

(v) accrued expenses, including wages and other amounts due to employees and other services providers;

(vi) the amount of all liabilities of Chindex or such Onshore Borrower, as the case may be, howsoever arising to redeem any of its shares; and

(vii)   to the extent not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent Chindex or such Onshore Borrower, as the case may be, guarantees them or otherwise obligates itself to pay them;

“Liabilities to Tangible Net Worth Ratio”	the result obtained by dividing Liabilities of such Person by Tangible Net Worth of such Person. For the purpose of calculating this ratio based on the Consolidated Financial Statements of Chindex, (i) the balance of the Sinking Fund Account will be deducted from the IFC Loan amount outstanding for the purposes of the Liabilities calculation and the balance in the Sinking Fund Account will be deducted from Tangible Net Worth in the Tangible Net Worth calculation; (ii) prior to Maturity, the Tranche B Notes and Tranche C notes as defined in the Securities Purchase Agreement by and among Chindex International Inc. and Magenta Magic Limited dated November 7, 2007 shall be deducted from the Liabilities and added to Tangible Net Worth; and (iii) the letters of credit for the medical product division of Chindex up to five million US dollars shall be excluded from the Liabilities.

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan”	for each Onshore Borrower, the loan specified in Section 2.01(a) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“Loan Consolidation Date”	for any particular Onshore Borrower, the first Interest Payment Date after the Loan for that Onshore Borrower has been fully disbursed (or the undisbursed balance of the relevant Loan has been canceled);

“Loan Currency”	Dollars or $;

“Local Loan Agreement”	has the meaning ascribed to that term in Section 4.02(b) (Loan Agreements with Onshore Borrowers).

“Long-term Debt”	that part of Financial Debt whose final maturity, by its terms or terms of any agreement relating to it, falls due more than one year after the date it is incurred;

“Management Contract”	the management agreements to be entered into between Chindex and each of the respective Onshore Borrowers;

“Material Adverse Effect”	a material adverse effect on:

(i) the Onshore Borrower, its assets or properties;

(ii) the Onshore Borrower’s business prospects or financial condition;

(iii)   with respect to each Onshore Borrower, the implementation of the Project of such Onshore Borrower, the Financial Plan of such Onshore Borrower or the carrying on of such Onshore Borrower’s business or operations; or

(iv) the ability of the Onshore Borrower to comply with its obligations under this Agreement, or under any other Transaction Document or Project Document to which it is a party;

“Mortgage Agreements”	the agreements entitled “Mortgage Agreement” to be entered into between IFC and each of the Onshore Borrowers, pursuant to which, to the extent permitted by applicable law and reasonably customary for such document in the Country, such Onshore Borrower shall create a first ranking mortgage over all present and future (i) immovable assets of such Onshore Borrowers, including all granted land use rights of such Onshore Borrower, buildings and other rights of such Onshore Borrower associated with these assets; and (ii) machinery and equipment of such Onshore Borrower, and, in each case, in substantially the form of Exhibit 2 attached hereto;

“Net Income”	for any Financial Year, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the audited financial statements for such Financial Year;

“Non-Cash Items”	for any Financial Year, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits which have been subtracted or, as the case may be, added in calculating Net Income during that Financial Year, including, without limitation, depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers, provision f bad debt, bad debt write off and credits resulting from revaluation of the assets’ book value;

“Obstructive Practice”	(i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice;

“Onshore Borrowers”	Beijing UFH and Guangzhou UFH or either of them as the context may require;

“Peak Debt Service Coverage Ratio”	the ratio obtained by dividing:

(i)   the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of Chindex’s or the relevant Onshore Borrower’s, as applicable, (A) Net Income, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

by

(ii)  the aggregate of (A) the highest aggregate amount, in any financial year after the financial year described in clause (i) above until the final scheduled maturity of the IFC Loan, of all scheduled payments (including payments to be made to the Sinking Fund Account pursuant to Section 6.01(d) of the IFC RMB Loan Agreement and the difference between the final balloon payment the scheduled balance in the Sinking Fund Account) falling due on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment required to be made to any debt service account in such financial year under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:

(x)  subject to sub-clause (y), for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

(y)  interest on Short-term Debt in such Financial Year shall be computed by reference to the aggregate amount of interest thereon paid during the Financial Year in which the relevant date of calculation falls up to the end of the period covered by the latest quarterly financial statements prepared by Chindex or relevant Onshore Borrower, as applicable, multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively; and

“Performance Standards”	IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to and receipt of which has been acknowledged by Chindex in the letter dated July 18, 2007;

“Person”	any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Project”	the Beijing Project and the Guangzhou Project or either one of them as the context may requires;

“Project Physical Completion Date”	in respect of each of the Projects, the date in which the following requirements have been fully satisfied:

(i) no Event of Default or Potential Event of Default with respect to the applicable Onshore Borrower has occurred and is continuing;

(ii) the facilities included in the applicable Project have been completed and available for use by the applicable Onshore Borrower;

(ii) the Hospital included in the applicable Project has been operational and generating revenues for three (3) consecutive months;

(iv)  there are no material outstanding claims by contractors or supplier in respect of the construction of the applicable Project (other than claims being contested in good faith and with respect to which the applicable Onshore Borrower has made adequate reserves, such reserves to be reasonably determined by such Onshore Borrower in accordance with applicable accounting practices) that has or could be reasonably expected to have a Material Adverse

Effect and for which provisions have not been made;

(v) the business license and the medical facility practicing permit required for the operation of such Project has been obtained;

(vi)   the sites, equipment and facilities comprising such Project have been acquired, developed, constructed and are operational in a manner consistent with the applicable requirements of the Performance Standards;

(vii) the applicable Onshore Borrower’s working capital is not less than the working capital set forth in Annex A (Project Cost and Financial Plan);

(viii) the applicable Onshore Borrower has delivered to IFC a notice, signed by an Authorized Representative, certifying that the requirements set out in paragraphs (i) through (vii) above are fulfilled and IFC has not notified the Onshore Borrower that it disputes the certifications made therein;

“Project Cost”	the total estimated cost of the Project, as set forth in Annex A (Project Cost and Financial Plan);

“Project Documents”	collectively:

(a) the Management Contracts;

(b) the Joint Venture Agreements;

(c) the Charters;

“Prospective Debt Service Coverage Ratio”	the ratio obtained by dividing:

(i)   the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of the Onshore Borrower’s (A) Net Income, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

by

(ii)  the aggregate of (A) all scheduled payments (including, in the case of the loan made under the IFC RMB Loan Agreement, payments to be made to the Sinking Fund Account pursuant to Section 6.01(d) of the IFC RMB Loan Agreement and the difference between the final balloon payment of such loan and the scheduled balance in the Sinking Fund Account) that fall due during the financial year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt;

where, for the purposes of clause (ii) above:

(x)  subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)  interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Onshore Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Prospective Debt Service and Capital Expenditure Coverage Ratio”	the ratio obtained by dividing:

(i)   the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) Net Income for that Financial Year, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

after deducting from that aggregate the amount of capital expenditure actually expended to that date or as projected for the entire Financial Year for the Financial Year in which the relevant date of calculation falls;

by

(ii)  the aggregate of (A) all scheduled payments (including, in the case of the IFC RMB Loan, payments to be made to the Sinking Fund Account pursuant to Section 6.01 (d) of the RMB Loan Agreement and the difference between the final balloon payment the scheduled balance in the Sinking Fund Account) that fall due during the Financial Year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt (excluding voluntary prepayments);

where, for the purposes of clause (ii) above:

(x) subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)  interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Onshore Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Relevant Spread”	2.75% per annum provided that the Relevant Spread shall be reduced to:

(i) 2.50% from and as of the date on which the Project Physical Completion Dates in respect of both Projects have been attained; and

(ii)   provided that the Project Physical Completion Dates of both Projects have been attained, 2.00% from and as of the date on which BDO has issued written confirmation (the “Confirmation”) to IFC that all of the following ratios have been satisfied based on the most recent financial statements of Chindex (calculated on a Consolidated Basis) (the “Confirmation Date”):

(a) the Current Ratio is at least 1.5;

(b) the Peak Debt Service Coverage Ratio is not less than 1.2; and

(c) the Prospective Debt Service Coverage Ratio will be greater than 1.7.

Such reduction in the Relevant Spread shall be effective on the date immediately succeeding the Confirmation Date, provided that there has been no manifest error in the Confirmation. For each such reduction in the Relevant Spread, IFC shall issue written notice to the

Onshore Borrower of the reduction, along with confirmation of the date on which such reduction shall apply;

“RMB”	the lawful currency of the Country;

“Sanctionable Practice”	any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex D;

“S&EA”	the social and environmental assessments prepared by the Onshore Borrower in accordance with the Performance Standards;

“S&E Management System”	the Onshore Borrower’s social and environmental management system enabling it to identify, assess and manage Project risks on an ongoing basis;

“Security Documents”	the documents providing for the IFC Security consisting of:

(i) the Mortgage Agreement;

(ii) the Share Pledge Agreement; and

(iii) the Guarantee Agreement;

“Security Sharing Agreement”	the agreement entitled “Security Sharing Agreement” to be entered into between IFC and the other senior secured creditor providing the loan financing included in the Financial Plan;

“Share Pledge Agreement”	the agreements entitled “Share Pledge Agreement” to be entered into between Chindex and IFC, (a) pursuant to which, to the extent permitted by applicable law and reasonably customary for such document in the Country, Chindex shall create a first ranking pledge over all of its equity interest in each of the Onshore Borrowers in favor of IFC to secure such Onshore Borrower’s and payment obligations to IFC, (b) providing for its termination in the event that (i) such Onshore Borrower’s Project Physical Completion Date has been achieved, (ii) the aggregate cash generation from such Onshore Borrower for the preceding four quarters was at least $2,5000,000, and (iii) the Peak Debt Service Ratio based on the most recent Chindex Consolidated Financial Statements is not less than 1.2, and, (c) in substantially the form of Exhibit 3attached hereto;

“Share Retention Agreement”	the agreement entitled “Share Retention Agreement” to be entered in to between Roberta Lipson (the “Major Shareholder”) and IFC, pursuant to which during the Restricted Period, the Major Shareholder shall not, directly or indirectly, sell, transfer, assign, or otherwise dispose of (“Transfer”) any shares of Class B Common Stock owned by her in the Company or any right, title or interest therein or thereto to any third party, except that the Major Shareholder shall have the right to Transfer no more than 20,000 shares of Class B Common Stock owned by her in the Company as of date hereof to a trust or trusts to be created for the benefit of any child, or children, of the Major Shareholder, provided, that the voting power of the above-mentioned trust(s) shall be retained by the Major Shareholder and such trust(s) shall be subject to the same restrictions as the Major Shareholder under this Agreement.

For the purposes of the foregoing, the term “Restricted Period” means the period commencing from the date of this Agreement until the earlier of:

(i) in the event that both Hospitals are to be constructed and opened for operation, then the earlier of:

(x) two years have elapsed since the official commencement of operation by both of the Hospitals; or

      (y) one year has elapsed since both Hospitals have respectively achieved a break-even EBITDA for any 12-month period ending on a date that is the last day of a fiscal quarter as evidenced by audited Financial Statements for such period; or

(z) the fifth anniversary of the date of this Agreement;

OR

(ii) in the event that only one Hospital is to be constructed and opened for operation, then the earlier of:

(x) two years have elapsed since the official commencement of operation by such Hospital, or

      (y) one year has elapsed since such Hospital has achieved a break-even EBITDA for any 12-month period ending on a date that is the last day of a fiscal quarter as evidenced by audited Financial Statements for such period, or

(z) the fifth anniversary of the date of this Agreement;

“Short-term Debt”	all Financial Debt other than Long-term Debt;

“Sinking Fund Account”	the bank account opened and maintained by each of Beijing United Family Health Center and Shanghai United Family Hospital Inc. pursuant to the terms and conditions of the IFC RMB Loan Agreement;

“Subsidiary”	with respect to a Person, an Affiliate over 50% of whose capital is owned, directly or indirectly, by such Person;

“Tangible Net Worth”	the aggregate of:

(i) (A) the amount paid up or credited as paid up on the share capital of Chindex or the relevant Onshore Borrower, as the case may be; and

         (B)    the amount standing to the credit of the reserves of Chindex or the relevant Onshore Borrower, as the case may be (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (A) and (B):

(x)  any debit balance on the profit and loss account or impairment of the issued share capital of Chindex or the relevant Onshore Borrower, as the case may be (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(y) amounts set aside for dividends or taxation (including deferred taxation); and

(z) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii)  if applicable, that part of the net results of operations and the net assets of any Subsidiary of Chindex or the relevant Onshore Borrower, as the case may be, attributable to interests that are not owned, directly or indirectly, by Chindex or the relevant Onshore Borrower, as the case may be;

“Taxes”	any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction Documents”	together, the Financing Documents, the Security Documents, the Security Sharing Agreement and the Share Retention Agreement;

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.
     Section 1.02. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement shall be made in accordance with the Accounting Standards and, except as otherwise required by a provision of this

Agreement, shall be calculated from the then most recent consolidated quarterly financial statements delivered to IFC or, where those statements are with respect to the last quarter of a of a Financial Year then, at IFC’s option, from the consolidated audited financial statements for the relevant Financial Year. Any Material Adverse Effect that occurs after the end of the period covered by the financial statements used to make the relevant financial calculations shall also be taken into account in calculating the relevant figures.
     (b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.
     (c) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of Chindex or the applicable Onshore Borrower, as the case may be, plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including Chindex or the applicable Onshore Borrower, as the case may be.
     Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings are for convenience only and do not affect the interpretation of this Agreement;
     (b) words importing the singular include the plural and vice versa;
     (c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;
     (d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and
     (e) a reference to a party to any document includes that party’s successors and permitted assigns.
     Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

     (b) When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
ARTICLE II
The Loan
     Section 2.01. The Loan. (a) Subject to the provisions of this Agreement, IFC agrees to lend to Chindex and each of the Onshore Borrowers an aggregate amount of Twenty Five Million Dollars ($25,000,000) (the “Total Loan Amount”). The rights and obligations of Chindex and each of the Onshore Borrowers shall be several, not joint.
     (b) The Total Loan Amount shall be allocated between the Onshore Borrowers in accordance with a notice delivered by Chindex prior to the execution of the Local Loan Agreements (each, an “Onshore Allocation” or the “Loans”). Unless with the express written consent of IFC, a single Onshore Allocation for an Onshore Borrower shall not exceed sixty percent (60%) of the Total Loan Amount.
     (c) Each such Onshore Allocation shall be disbursed directly to the to applicable Onshore Borrower. In no event shall the sum of the two Onshore Allocations exceed the Total Loan Amount.
     Section 2.02. Disbursement Procedure. (a) Each Onshore Borrower may request Disbursements of its Loan by delivering to IFC, at least ten (10) Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Schedule 2.
     (b) All Disbursements of the Loan for a particular Onshore Borrower shall be made directly to the applicable Onshore Borrower. The maximum aggregate amount of Disbursements to a single Onshore Borrowers shall not exceed such Onshore Borrower’s Onshore Allocation. Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the relevant Onshore Borrower’s account at a bank in the Country, or any other place acceptable to IFC, all as specified by Chindex or such Onshore Borrower in the relevant Disbursement request.
     (c) Each Disbursement (other than the last one) shall be made in an amount of not less than $2,500,000. No more than three (3) Disbursements may be requested in respect of each Onshore Allocation.
     (d) The relevant Onshore Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3, within five (5) Business Days following each Disbursement to such Onshore Borrower.

     Section 2.03. Interest. Subject to the provisions of Section 2.04 (Default Rate Interest), the each Onshore Borrower shall pay interest on its Loan in accordance with this Section 2.03:
     (a) Interest on the Loan for a relevant Onshore Borrower shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant period and be payable in arrears on each Interest Payment Date; provided that with respect to any Disbursement made less than fifteen (15) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.
     (b) Up to the Loan Consolidation Date, an Onshore Borrower shall pay interest on the amount of each Disbursement outstanding from time to time at the Disbursement Interest Rate applicable to that Disbursement.
     (c) For the purpose of determining the Disbursement Interest Rate applicable to each Disbursement, IFC shall, on the relevant Interest Rate Setting Date, determine the Base Fixed Rate for that Disbursement using the methodology set out in Annex AA, add the Relevant Spread and promptly notify the Onshore Borrower of the Disbursement Interest Rate applicable to that Disbursement.
     (d) For each Disbursement, the Onshore Borrower shall specify the date on which to determine the applicable Base Fixed Rate, which date shall be two (2) Business Days before the proposed date of such Disbursement. In the event the conditions of disbursement relevant to that Disbursement have not been fulfilled to IFC’s satisfaction or waived by IFC by the rate-setting date specified in the relevant request for Disbursement, then, after the relevant conditions of disbursement have been fulfilled to IFC’s satisfaction or waived by IFC, the Onshore Borrower shall specify a new date on which to determine the Base Fixed Rate, which shall be two (2) Business Days before the new proposed date of the requested Disbursement unless otherwise specified by IFC.
     (e) The relevant Onshore Borrower may from time to time at any time in connection with any proposed Disbursement request from IFC an indication of what the Disbursement Interest Rate would be for such a Disbursement as of the date of that request. As promptly as practicable after that request, IFC shall advise the Onshore Borrower of the indicative Disbursement Interest Rate.
     (f) Beginning on and including the applicable Loan Consolidation Date for a particular Onshore Borrower, the Onshore Borrower shall pay interest at the applicable Interest Rate on the full amount of the Loan outstanding for that Onshore Borrower from time to time. The “Interest Rate” for a particular Onshore Borrower shall be the rate calculated by IFC equal to the weighted average of the Loan Disbursement Interest Rates for the relevant Onshore Borrower, the weighting being based on the principal amount of each Disbursement to that Onshore Borrower in relation to the entire principal amount of the Loan for that Onshore Borrower and the average being rounded up to the nearest two decimal places. IFC shall determine the Interest Rate for each Onshore Borrower not less than two (2) Business Days before the relevant Loan Consolidation Date and promptly notify the relevant Onshore Borrower of that rate.
     (g) The determination by IFC of each Disbursement Interest Rate or the Interest Rate, as the case may be, shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s reasonable satisfaction that the determination involves manifest error).
     Section 2.04. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if any Onshore Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), such Onshore Borrower shall pay interest on the amount of that payment due and unpaid by such Onshore Borrower at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.
     (b) Interest at the rate referred to in Section 2.04 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable by such Onshore Borrower on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.
     Section 2.05. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), in respect of each Loan made to an Onshore Borrower, such Onshore Borrower shall commence repayment of the principal of such Loan on the first Interest Payment Date .
     (b) Subject to Section 1.04 (Business Day Adjustment), following completion of the Grace Period, in respect of each separate Onshore Allocation, the relevant Onshore Borrower shall repay the principal amount of the Loan made to it in accordance with the following schedule:

12 Month Period
Immediately Following	First or Second
Completion of Grace	Interest Payment Date in
Period	Relevant 12 Month Period	Principal Amount Due
Year 1	First	961,538.00
	Second	961,538.00
Year 2	First	961,538.00
	Second	961,538.00
Year 3	First	961,538.00

12 Month Period
Immediately Following	First or Second
Completion of Grace	Interest Payment Date in
Period	Relevant 12 Month Period	Principal Amount Due
	Second	961,538.00
Year 4	First	961,538.00
	Second	961,538.00
Year 5	First	961,538.00
	Second	961,538.00
Year 6	First	961,538.00
	Second	961,538.00
Year 7	First	961,544.00
     (c) If the outstanding balance of the Loan in respect of any particular Onshore Allocation at the date of completion of the Grace Period is less than US$12,500,000 million, then the amounts in the column entitled “Principal Amount Due” in Section 2.05 (b) above, shall be adjusted on a pro-rata basis.
     (d) Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.
     Section 2.06. Prepayment Without prejudice to Section 2.10 (b) (Increased Costs), Section 2.14 (Taxes), and Section 5.04 (c) (Insurance):
     (a) each Onshore Borrower may prepay on all or any part of the Loan made to it, on not less than fifteen (15) days’ prior notice to IFC, but only if:
(i)	such Onshore Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of such Loan to be prepaid, together with and all other amounts then due and payable by it under this Agreement;

(ii)	for a partial prepayment, that prepayment is an amount not less than one million Dollars ($1,000,000);

(iii)	if requested by IFC, the Onshore Borrower delivers to IFC, prior to the date of prepayment, evidence reasonably satisfactory to IFC that all necessary Authorizations for prepayment have been obtained; and
     (iv) the redeployment cost with respect to the amount of the Loan to be prepaid as determined by IFC in accordance with the methodology set out in Annex BB.

     (b) Amounts of principal prepaid under this Section shall be applied by IFC on a pro-rata basis to the remaining repayment installments of the Loan made to such Onshore Borrower.
     (c) Upon delivery of a notice in accordance with Section 2.06 (a), the relevant Onshore Borrower shall make the prepayment in accordance with the terms of that notice.
     (d) Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.
     (e) If any Onshore Borrower prepays any other long-term loans (other than in connection with a refinancing, replacement or restructuring with similar or better terms) made to it, IFC will have the right to require prepayment of the Loan made to such Onshore Borrower on a pro-rata basis.
     Section 2.07. Fees. (a) Chindex or the relevant Onshore Borrower shall pay to IFC a commitment fee:
(i)	at the rate of one-half of one per cent (1/2%) per annum on that part of such Onshore Borrower’s Onshore allocation that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement;
(ii)	pro rated on the basis of a 360-day year for the actual number of days elapsed; and
(iii)	payable annually, in arrears, payable:
a.	until the first Interest Payment Date, in arrears on September 28th of each year (the first such payment to be due on September 28, 2008); and
b.	on and after the first Interest Payment Date, in arrears (A) on such first Interest Payment Date, and (B) annually thereafter on an Interest Payment Date.
     (b) Chindex or the relevant Onshore Borrower shall pay to IFC:
(i)	a front-end fee (“Frond-end Fee”) on each Onshore Allocation of one point one eight per cent (1.18%) of the amount of the Loan to be made to such Onshore Borrower, to be paid:
a.	40% on the date which is thirty (30) days after the date of this Agreement; and
b.	60% on September 28, 2008;

the Front-end Fee shall be reduced to 1% if the Borrower has not entered into the DEG Loan on or before January 31, 2008 and any amounts previously paid to the IFC which exceed the amounts that would have been paid if the Frond-end Fee had been 1% since the date of this Agreement should be reimbursed by IFC to Chindex.
(ii)	a portfolio supervision fee of $10,000 per annum starting from the year after IFC RMB Loan is fully repaid, provided, however, that after the date that the Local Loan Agreements become effective this portfolio fee shall be paid solely by the Onshore Borrowers in an amount of $5,000 each; and
(iii)	if such Onshore Borrower and IFC agree to restructure all or part of the Loan made to such Onshore Borrower, such Onshore Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.
     Section 2.08. Currency and Place of Payments. (a) Each Onshore Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC and payable by such Onshore Borrower under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089 for credit to IFC’s account number 36085579, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.
     (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the applicable Onshore Borrower to pay in the Loan Currency all amounts payable by it under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency;
     (c) Each Onshore Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.08 (a). Each Onshore Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08 (a).
     (d) Notwithstanding the provisions of Section 2.08 (a) and Section 2.08 (b), IFC may require the applicable Onshore Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable by such Onshore Borrower under

Section 2.14 (a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.
     Section 2.09. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it by an Onshore Borrower under this Agreement, IFC may allocate and apply the amount received to satisfy the payment obligations of such Onshore Borrower under this Agreement in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that such Onshore Borrower may give to the contrary.
     Section 2.10. Increased Costs. On each Interest Payment Date, each Onshore Borrower shall pay, in addition to interest payable by it, the amount which IFC from time to time notifies to such Onshore Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC in connection with the Loan made to such Onshore Borrower which is accrued and unpaid prior to that Interest Payment Date.
     Section 2.11. Unwinding Costs. (a) If IFC incurs any cost, expense or loss as a result of any Onshore Borrower:
(i)	failing to borrow in accordance with a request for Disbursement made by such Onshore Borrower pursuant to Section 2.02 (Disbursement Procedure); or
(ii)	failing to prepay in accordance with a notice of prepayment delivered by such Onshore Borrower;
then such Onshore Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to such Onshore Borrower as being the amount of those costs, expenses and losses incurred.
     (b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the applicable Loan, or any payment of all or part of the applicable Loan upon acceleration.
     Section 2.12. Suspension or Cancellation by IFC. (a) IFC may, by notice to the applicable Onshore Borrower, suspend the right of such Onshore Borrower to Disbursements or cancel the undisbursed portion of the Loan to such Onshore Borrower in whole or in part:
(i)	if the first Disbursement to such Onshore Borrower has not been made by February 1, 2009, or such other later date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing; or
(iii)	after January 1, 2011.
     (b) Upon the giving of any such notice, the right of the relevant Onshore Borrower to any further Disbursement, and its obligation to make any payments of the commitment fee set out in Section 2.07(a), shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12 (a) and shall not limit any other provision of this Agreement. Upon any cancellation the Onshore Borrower shall, subject to paragraph (c) of this Section 2.13, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.
     (c) In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.12, or Section 2.13 (a), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (Interest).
     Section 2.13. Cancellation by the Onshore Borrower. (a) Each Onshore Borrower or Chindex may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan to be made to it on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).
     (b) IFC shall, by notice to the applicable Onshore Borrower or Chindex, as the case may be, cancel the undisbursed portion of the Loan to be made to it effective as of that specified date if:
(i)	subject to Section 2.12(c), IFC has received all fees and other amounts accrued (whether or not then due and payable) to such Onshore Borrower or Chindex, as the case may be, under this Agreement up to such specified date; and
(ii)	if any amount of the Loan to such Onshore Borrower is then outstanding, IFC is reasonably satisfied that such Onshore Borrower has sufficient long-term funding available, on terms satisfactory to IFC, to cause the Project Physical Completion Date for the Project of such Onshore Borrower to occur as scheduled.
     (c) Any portion of the Loan that is cancelled under this Section 2.13 may not be reinstated or disbursed.
     Section 2.14. Taxes. (a) Each Onshore Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due by it under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment by such Onshore Borrower is made.
     (b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.
     (c) If any Onshore Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts payable by it and due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Onshore Borrower under this subsection) had those payments been made without that deduction.
     (d) If Section 2.13(c) applies and IFC so requests, the applicable Onshore Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.
     Section 2.15. Expenses. (a) Each Onshore Borrower shall pay or, as the case may be, reimburse IFC any amount paid by it on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents to which such Onshore Borrower is a party and any other documents related to this Agreement or any other Transaction Document to which such Onshore Borrower is a party.
     (b) Each Onshore Borrower shall pay to IFC or as IFC may direct:
(ii)	the fees and expenses of IFC’s legal counsel in the Country incurred in connection with:
(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document to which such Onshore Borrower is a party;
(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents to which such Onshore Borrower is a party and any other documents related to them;
(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document to which such Onshore Borrower is a party;
(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents to which such Onshore Borrower is a party;
(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan to such Onshore Borrower and its disbursement;
(F)	the occurrence of any Event of Default or Potential Event of Default with respect to such Onshore Borrower; and
(G)	the release of the IFC Security following repayment in full of the Loan by such Onshore Borrower; and
(ii)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document to which such Onshore Borrower is a party, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default relating to such Onshore Borrower, including legal and other professional consultants’ fees on a full indemnity basis.
ARTICLE III
Representations and Warranties
     Section 3.01. Representations and Warranties. Chindex represents and warrants that:
     (a) Organization and Authority. Chindex is a company duly incorporated and validly existing under the laws of Delaware, United States of America and has the corporate power and has obtained all required Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party;
     (b) to the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the S&EA; and
     (c) it has not received nor is aware of (i) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (ii) any material written communication from any Person, in either case, concerning the Project’s failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operation of the Project in accordance with the Performance Standards.
     Section 3.02. IFC Reliance. Chindex acknowledges that it makes the representations and warranties in Section 3.01 with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.
ARTICLE IV
Conditions of Disbursement
     Section 4.01. General Conditions of Initial Disbursement. The obligation of IFC to make the initial Disbursement to any Onshore Borrower is subject to the fulfillment prior to or concurrently with the making of that first Disbursement to such Onshore Borrower of the following conditions:
     (a) Charter Amendments. No amendment has been made to Chindex’s Charter since it was delivered to the IFC, or if any such amendment was made, IFC has received a copy of Chindex’s amended Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of the Transaction Documents and does not have or could not reasonably be expected to have Material Adverse Effect;
     (b) Authorizations. Chindex has obtained all Authorizations that may become necessary for:
(i)	the Loans;
(ii)	the due execution, delivery, validity and enforceability of, and performance by Chindex of its obligations under this Agreement; and
and all those Authorizations are in full force and effect;
     (c) Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid before the date of the first Disbursement;
     (d) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.15 (b) (ii) or confirmation that those fees and expenses have been paid directly to that counsel, in each case, to the extent an invoice approved by the IFC has been submitted to the Onshore Borrowers at least five (5) day prior to the Disbursement;
     (e) Incumbency. IFC has received a Certificate of Incumbency and Authority; and
     (f) Appointment of Agent. Chindex has delivered to the IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 7.05 (Applicable Law and Jurisdiction).
     Section 4.02. Special Conditions of Disbursement. The obligation of IFC to make any Disbursement to any Onshore Borrower, including the initial Disbursement to such Onshore Borrower, is subject to the fulfillment prior to or concurrently with the making of such Disbursement of the following conditions related specifically the Onshore Borrowers, its Hospital and its Project:
     (a) Local Operating Entities.
(i)	Such Onshore Borrower has been established as a Sino-foreign joint venture enterprises under the laws of the People’s Republic of China, and has been approved to construct, equip and operate its Hospital;
(ii)	Chindex owns no less than a 60% of the equity interest in the total registered capital of such Onshore Borrower;
(iii)	Chindex exercises effective management and operational control of such Onshore Borrower in a manner consistent with and no less favorable than, the management and operational control currently exercised by Chindex over the business and operations of Beijing United Family Health Center and Shanghai United Family Hospital;
(iv)	Chindex has made available to IFC the following information regarding such Onshore Borrower prior to finalization of requisite joint venture agreements for the establishment of the Onshore Borrowers: (A) the proposed capital budget, including proposed working capital and contingency amounts, the proposed plan for the construction, commencement of operations, staffing, training and marketing, (B) a proposed general time schedule for the material expenditures contemplated in such budget and (C) any other information that IFC may have reasonably requested regarding such Onshore Borrower;
(v)	The joint venture agreements and/or other constituent documents of such Onshore Borrower shall provide that the joint venture parties will receive dividend distributions pro rata with their actual ownership interest in the registered capital of each of such Onshore Borrowers, and no agreement or arrangement has been entered into between the Chindex and the minority shareholders of the Onshore Borrowers to the contrary; and
(vi)	The “Guangzhou Clinic” described and included in the Project Cost table in Annex A shall have been opened and operational.
     (b) Loan Agreements with Onshore Borrowers. The applicable Onshore Borrower has entered into legally binding and enforceable loan agreements with IFC on terms and conditions substantially similar to those set forth in this Agreement (“Local Loan Agreements”), save that:
(i)	the principal amount of the Loan stipulated under a Local Loan Agreement shall be the relevant Onshore Allocation for that particular Onshore Borrower;

(ii)	each of the Local Loan Agreements shall have incorporated the special representations as set forth in Schedule 9 hereto instead of the representations described in Article III (Representations and Warranties);

(iii)	each of the Local Loan Agreements shall have incorporated the special covenants as set forth in Schedule 10 hereto instead of the covenants described in Article V (Particular Covenants) hereto; and

(iv)	each of the Local Loan Agreement shall have incorporated the special Conditions of Disbursement as set forth in Schedule 11 hereto instead of the conditions described in this Article IV (Conditions of Disbursement).
     (c) Local Loan Conditions Satisfied. In respect of any Disbursement to a particular Onshore Borrower, all of the conditions of disbursement described in the relevant Local Loan Agreement for that Onshore Borrower shall have been satisfied.
     Section 4.03. Onshore Borrower’s Certification. The applicable Onshore Borrower shall deliver to IFC with respect to each request for Disbursement by such Onshore Borrower:
     (a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 4.02 (Conditions of All Disbursements) set out in Schedule 11 (other than the condition in Section 4.02 (f) of Schedule 11) expressed to be effective as of the date of that Disbursement; and

     (b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.
     Section 4.04. Conditions for IFC Benefit. The conditions in Section 4.01 through Section 4.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.
ARTICLE V
Particular Covenants
     Section 5.01. Covenants. Unless IFC otherwise agrees, and until the Guarantee Agreement has been duly executed between IFC and Chindex, Chindex shall:
     (a) Clinic Dividends. Ensure that: (i) all dividends and distributable profits from the Clinics are, to the extent not payable to relevant domestic joint venture partners or domestic co-investors, distributed directly or indirectly through an Affiliate to the relevant Onshore Borrower or Chindex and not through any other Person; and (ii) all income from any management contracts between any Clinic and Chindex or any other company affiliated with Chindex is paid directly or indirectly to Chindex or the relevant Onshore Borrower;
     (b) Quarterly Reports. As soon as available or within sixty (60) days after the end of each quarter of each Financial Year, whichever is later, furnish to IFC two (2) copies of its financial statements for such period prepared on a Consolidated Basis in accordance with the Accounting Principles, which requirement is deemed satisfied if such filings have been made publicly available and a notice has been sent to IFC regarding the availability of those filings;
     (c) Annual Reports. As soon as available or within one hundred and twenty (120) days after the end of each Financial Year, whichever is later, furnish to IFC two (2) copies of its financial statements for such Financial Year (which are in agreement with its books of account and prepared on a Consolidated Basis in accordance with the Accounting Principles), together with an audit report on them, all in form reasonably satisfactory to IFC, which requirement is deemed satisfied if such filings have been made publicly available and a notice has been sent to IFC regarding the availability of those filings;
     (d) Auditor Certification. As soon as available or within one hundred and twenty (120) days after the end of each Financial Year, whichever is later, provide a report by the Auditor certifying that, on the basis of its financial statements, Chindex was in compliance with financial covenants under this Agreement (including a clear methodology of the calculation of such covenants); and

     (e) Filings. Provide IFC a copy of all filings that have been made by Chindex with the Securities and Exchange Commission of the United States and/or other Stock Exchange on which Chindex stock is listed within five (5) Business Days after relevant filling is made which requirement is deemed satisfied if such filings have been made available through EDGAR and a notice has been sent to IFC regarding the availability of those filings in EDGAR.
     Section 5.02. Negative Covenants. Unless IFC otherwise agrees, and until the Guarantee Agreement has been duly executed between IFC and Chindex, Chindex shall not:
     (a) Financial Debt. Incur any additional Financial Debt, unless after giving effect of such debt transaction:
(i)	the Liabilities to Tangible Net Worth Ratio is not greater than 1.2; and
(ii)	The Peak Debt Service Coverage Ratio is not less than 1.2.
     (b) Dividends. declare or pay any cash dividend, make any other cash distribution on its equity, or make any payment under any shareholder loans unless:
(i)	the Project Physical Completion Date of both Projects has occurred;

(ii)	first principal repayment of the Loan has been made;

(iii)	in the case of dividends, such payment would be made out of retained earnings;

(iv)	the Peak Debt Service Coverage Ratio is not less than 1.2 and

(v)	after giving effect to such payment:
(A)	no Event of Default or Potential Event of Default exists or is continuing;

(B)	the Current Ratio is not less than 1.5; and

(C)	the Liabilities to Tangible Net Worth Ratio is not greater than 1.0.
     (c) Guarantees. Guarantee or assume the Liabilities of others except for its Subsidiaries;

     (d) Leases. Enter into leases other than Financial Leases, if the aggregate payments are in excess of $2,000,000 in any financial year;
     (e) Loans. Make loans or advances to, deposits (except commercial bank deposits) with or investments in other persons except for its subsidiaries other than short-term investment grade marketable securities;
     (g) Merger of Subsidiaries. Merge, consolidate, reorganize, or dispose of any of the Onshore Borrowers or Beijing United Family Health Center or Shanghai United Family Hospital Inc., or merge, consolidate, reorganize, or dispose of any other Subsidiaries if such action has or could reasonably be expected to have a Material Adverse Effect;
     (h) Use of Proceeds. Use proceeds of the IFC investment in countries which are not members of the World Bank;
     (i) Practices. Engage in any corrupt, fraudulent, coercive, collusive or obstructive practice related to the Projects;
     (j) Make any principal payment of the Tranche B Note or Trance C Note, each as defined in the Security Purchase Agreement by and between Chindex and Magenta Magic Limited, dated November 7, 2007, in each case, before the maturity of such Tranche B Note and Tranche C Note, as the case may be; and
     (k) Liens on Equity in Onshore Borrowers. Encumber, mortgage, pledge or otherwise secure any interest in the registered capital of the Onshore Borrowers for the benefit of any third party, other than to IFC and in accordance with the Share Pledge Agreement.
ARTICLE VI
Events of Default
     Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the applicable Onshore Borrower, require such Onshore Borrower to repay the Loan made to it or such part of the Loan made to it as is specified in that notice. On receipt of any such notice, the applicable Onshore Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) made to it and pay all interest accrued on it, redeployment cost and any other amounts then payable by such Onshore Borrower under this Agreement. Each Onshore Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.
     Section 6.02. Events of Default. It shall be an Event of Default with respect to each Onshore Borrower, if:
     (a) Failure to Pay Principal or Interest. Such Onshore Borrower fails to pay when due any part of the principal of, or interest on, the Loan made to it and such failure continues for a period of five (5) days;
     (b) Failure to Pay Other IFC Loans. Such Onshore Borrower fails to pay when due any part of the principal of, or interest on, any loan from IFC to such Onshore Borrower other than the Loan and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan;
     (c) Failure to Comply with Obligations. Such Onshore Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document (other than for the payment of the principal of, or interest on, the Loan or any other loan from IFC to the Onshore Borrower), and any such failure continues for a period of thirty (30) days after the date on which IFC notifies such Onshore Borrower of that failure;
     (d) Failure by Other Parties to Comply with Obligations. The Guarantor or Major Shareholder fails to observe or perform any of its material obligations under a Transaction Document to which such a Person is a party, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies such Onshore Borrower of that failure;
     (e) Misrepresentation. Any representation or warranty made in Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;
     (f) Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of such Onshore Borrower or of its share capital or assumes custody or control of that property or other assets or of the business or operations of such Onshore Borrower or of its share capital, or takes any action for the dissolution or disestablishment of such Onshore Borrower or any action that would prevent such Onshore Borrower or its officers from carrying on all or a substantial part of its business or operations;
     (g) Involuntary Proceedings. A decree or order by a court is entered against such Onshore Borrower:
(i)	adjudging such Onshore Borrower bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Onshore Borrower under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Onshore Borrower or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;
or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;
     (h) Voluntary Proceedings. Such Onshore Borrower:
(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Onshore Borrower or of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;
     (i) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of such Onshore Borrower for an amount in excess of the equivalent of Five Million Dollars ($5,000,000) and is not discharged within forty five (45) days;
     (j) Analogous Events to Bankruptcy. Any other event with respect to such Onshore Borrower occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02 (g), Section 6.02(h) and Section 6.02 (i);

     (k) Cross-Default. Such Onshore Borrower fails to make any payment in respect of any of its Liabilities (other than the Loan) with an amount exceeding One Million Dollars ($1,000,000) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability with an amount exceeding One Million Dollars ($1,000,000), and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;
     (l) Failure to Maintain Authorizations. Any Authorization necessary for the Chindex or such Onshore Borrower to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to such Onshore Borrower requiring that restoration or reinstatement;
     (m) Revocation, Etc., of Security Documents. Any Security Document or any of its material provisions:
(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or and any such repudiation continues for a period of thirty (30) days during which period such repudiation has no effect;
     (n) Revocation of Transaction Documents. Any Transaction Document (other than a Security Document) or any of its material provisions:
(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC’s notice to the Onshore Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated and such repudiation is not withdrawn within thirty (30) days of IFC’s notice to the Onshore Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation becomes effective;
     (o) Non-Performance of Project Documents. Any of the Project Documents:
(i)	is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated by any party to it; and
     (p) Bankruptcy of Chindex. Any of the events specified in Sections 6.02 (f) through 6.02 (i) occurs to Chindex.
     Section 6.03. Bankruptcy. If any Onshore Borrower is liquidated or declared bankrupt, the Loan to such Onshore Borrower, all interest accrued on it and any other amounts payable under this Agreement by such Onshore Borrower will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which such Onshore Borrower waives.
ARTICLE VII
Miscellaneous
     Section 7.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of Chindex or any Onshore Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of Chindex or such Onshore Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
     (b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under any Local Loan Agreements shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement under such Local Loan Agreements, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

     (c) Unless otherwise notified to Chindex by IFC and without prejudice to the generality of Section 7.01 (b), the right of IFC to require compliance with any condition under any Local Loan Agreement that may be waived by IFC with respect to any Disbursement under such Local Loan Agreement is expressly preserved for the purposes of any subsequent Disbursement under such Local Loan Agreement.
     (d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.
     Section 7.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.01 (Covenants) and Section 7.05 (Enforcement), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.
     For the Chindex:
Chindex International, Inc.
4340 East West Highway, Suite 1100
Bethesda, Maryland 20814
Attn: Roberta Lipson, CEO
Lawrence Pemble, CFO
Facsimile: 301-215-7719
502-427-0409
With a copy sent by e-mail to the attention of Roberta Lipson, CEO, and Lawrence Pemble, CFO, at:
E-mail addresses: rlipson@Chindex.com and lpemble@chindex.com
     For IFC:
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433

United States of America
Facsimile: +1 (202) 974-4792
Attention: Director, Health and Education Department
With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:
Facsimile: +1 (202) 522-7419
     Section 7.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.
     (b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of applicable Onshore Borrower. IFC may deem any such English translation to be the governing version between the Onshore Borrower and IFC.
     Section 7.04. Term of Agreement. Each Local Loan Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions. This Loan Agreement shall automatically terminate upon the execution and delivery of both Local Loan Agreements by the IFC by the Onshore Borrowers.
     Section 7.05. Enforcement. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.
     (b) For the exclusive benefit of IFC, Chindex irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, Chindex irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Chindex in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

     (c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue Chindex or any Onshore Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon Chindex or any Onshore Borrower in any manner authorized by the laws of any such jurisdiction.
     (d) Chindex hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.
     (e) As long as this Agreement remains in force, Chindex shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. Chindex shall keep IFC advised of the identity and location of such agent.
     (f) Chindex also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to Chindex, at its address specified pursuant to Section 7.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to Chindex.
     (g) Service in the manner provided in Sections 7.05 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by Chindex as such and will be valid and binding upon the Onshore Borrower for all purposes of any such action, suit or proceeding.
     (h) Chindex irrevocably waives to the fullest extent permitted by applicable law:
(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.
     (i) To the extent that Chindex may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, Chindex irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.
     (j) Chindex hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Chindex hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.
     (k) To the extent that Chindex may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which Chindex is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of Chindex, or to post a bond or to take similar action, Chindex hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.
     Section 7.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of Chindex to:
(i)	its outside counsel, auditors and rating agencies,

(ii)	any Person who intends to purchase a participation in a portion of the Loan or any Participant, and

(iii)	any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

     (b) Chindex acknowledges and agrees that, notwithstanding the terms of any other agreement between Chindex and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06 (a) does not violate any duty owed to Chindex under this Agreement or under any such other agreement.
     Section 7.07. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, Chindex may not assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC.
     Section 7.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.
     Section 7.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.
     Section 7.10. Local Loan Agreement; Separate Transactions. It is the intention of the parties that the transactions contemplated hereby be documented under separate Local Loan Agreements, and related Transaction Documents, for each Onshore Borrower as soon as such Onshore Borrower is formed and validly existing. Accordingly, upon execution of a Local Loan Agreement by any Onshore Borrower, Chindex’s obligations hereunder with respect to such Onshore Borrower shall immediately terminate.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson

Name:	Roberta Lipson

Title:	Chief Executive Officer

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Guy Ellena

Name:	Guy Ellena, Director

Title:	Health and Education Department International Finance Corporation

ANNEX A1

PROJECT COST AND FINANCIAL PLAN

Project Costs
USD ‘000	2008	2009	Total

BJU2
Building	11,847	15,006	26,853
Equipment	—	11,382	11,382
Interest	385	1,187	1,572
Working Capital	—	6,019	6,019
Startup / Contingency	1,266	1,266	2,532

Total BJU2	13,498	34,860	48,358

GZU
Building	10,008	13,167	23,174
Equipment	—	11,382	11,382
Interest	385	1,187	1,572
Working Capital	—	5,443	5,443
Startup / Contingency	1,266	1,266	2,532

Total GZU	11,659	32,445	44,104

GZ Clinic	3,603	278	3,881

Total Uses of Funds	28,760	67,583	96,343

Financing Plan
USD ‘000	2008	2009	Total

Equity:
JPM	50,000	—	50,000
IFC	10,000	—	10,000
DEG	—	—	—

Total Equity	60,000	—	60,000

Debt:
IFC	12,500	12,500	25,000
DEG	7,500	7,500	15,000

Total Debt	20,000	20,000	40,000
Total External Financing	80,000	20,000	100,000

Internal Cash Generation	—	—	—

Total Sources of Funds	80,000	20,000	100,000

[1]	Project Costs and Working Capital Requirements for this Annex A were estimated in RMB and, thereafter converted into Dollars. Notwithstanding such conversion, in determining compliance with the provisions of the Loan Agreement and the other Transaction Documents all amounts set forth above for Project Costs and Working Capital Requirements shall be converted from Dollars to RMB at the following exchange rate US$1=RMB7.9.

ANNEX A

Working Capital Requirements:

Working Capital Needs
USD ‘000	2008	2009	Total

BJU2	—	6,019	6,019
GZU	—	5,443	5,443

Total	—	11,462	11,462

[To Be Attached as Annex B to each Local Loan Agreement]
ANNEX B

ONSHORE BORROWER/PROJECT AUTHORIZATIONS
(See Sections 3.01 (d) and 4.01 (c) of the Loan Agreement)

Section (1).	Authorizations Already Obtained

(a)

(b)

(c)

Section (2).	Authorizations to be Obtained Prior to First Disbursement

(d)

(e)

(f)

(g)

(h)

(i)

Section (3).	Authorizations to be Obtained no Later than [ ],

(j)

(k)

(l)

(m)

[To Be Attached as Annex C to each Local Loan Agreement]
ANNEX C

INSURANCE REQUIREMENTS
(See Section 5.04 (a) of the Loan Agreement)
IFC to be named as (i) a loss payee on policies insuring assets forming part of the Security and on business interruption policies and (ii) an additional named insured on liability policies.
MINIMUM INSURANCE REQUIREMENTS
1.	CONSTRUCTION/EXPANSION PHASE
a)	Construction All Risks, based on full contract value and including:
i)	Riot and Strike

ii)	Debris Removal

iii)	Extra Expenses iv) Maintenance

v)	Third Party Liability
b)	Marine all Risks (including war) in respect of transportation of all critical machinery/equipment.
2.	ONGOING / OPERATIONAL PHASE
a)	Fire and named perils or All Risks, based on new replacement cost of assets

b)	Business Interruption

c)	Third Party Liability

d)	Medical Malpractice

g)	Professional Liability in respect of medical training program, once this commences
3.	AT ALL TIMES

a)	All insurances required by local legislation.

ANNEX D

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS
The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.
1.	Corrupt Practices
A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.
     Interpretation
A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.	The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.
2.	Fraudulent Practices
A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.
     Interpretation

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.
3.	Coercive Practices
A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.
     Interpretation
A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.
4.	Collusive Practices
A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.
Interpretation

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	Obstructive Practices
An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice .
     Interpretation

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.
General Interpretation
A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
(See Section 1.01 and Section 4.01(j) of the Loan Agreement)
[Onshore Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, ____________ Department
Ladies and Gentlemen:
Certificate of Incumbency and Authority
     With reference to the Loan Agreement between us, dated ________, ___ (the “Loan Agreement”), I, the undersigned [OFFICER’S TITLE] of [INSERT NAME OF APPLICABLE ONSHORE BORROWER] (the “Onshore Borrower”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:
     (a) to sign on behalf of the Onshore Borrower the requests for the disbursement of funds provided for in Section 2.02 of the Loan Agreement;
     (b) to sign the certifications provided for in Section 4.02 and Section 4.03 of the Loan Agreement; and

SCHEDULE 1

     (c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Onshore Borrower may be parties.

Name*	Office	Specimen Signature

     You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of the Onshore Borrower that they, or any of them, is no longer so authorized.

Yours truly, [APPLICABLE ONSHORE BORROWER]
By
[OFFICER’S TITLE]

*	Designations may be changed by the Onshore Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Onshore Borrower where applicable.

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT
(See Section 2.02 and Section 4.03 of the Loan Agreement)
[Onshore Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: [Director, ____________ Department]
Ladies and Gentlemen:
Investment No. ____
Request for Loan Disbursement No. [     ]*
1. Please refer to the Loan Agreement (the “Loan Agreement”) dated ___________, ___, between [INSERT NAME OF APPLICABLE ONSHORE BORROWER] (the “Onshore Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.
2. The Onshore Borrower irrevocably requests the disbursement on ____________, ____ (or as soon as practicable thereafter) of the amount of ____________ (____________) under the Loan (the “Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [INSERT NAME OF APPLICABLE ONSHORE BORROWER] [Name of correspondent Bank], Account No. ____________ at [Name and Address of Bank] [for further credit to the Onshore Borrower’s Account No. ________ at [Name and address of Bank] in [city and country].
3. For the purpose of Section 4.02 and Section 4.03 of the Loan Agreement, the Onshore Borrower certifies as follows:

*	Each to be numbered in series.

     (a) no Event of Default and no Potential Event of Default has occurred and is continuing;
     (b) the proceeds of the Disbursement are at the date of this request needed by the Onshore Borrower for the purpose of the Project, or will be needed for such purpose within six (6) months of such date;
     (c) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;
     (d) since [insert date] [the date of the Loan Agreement]** the Onshore Borrower has not incurred any material loss or liability (except such liabilities as may be incurred by the Onshore Borrower in accordance with Section 5.02 of the Loan Agreement);
     (e) the representations and warranties made in Article III of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date;
     (f) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

**	The date should be the same as is used in Section 3.01 (h) (i). Use the second formulation if the Onshore Borrower is a start-up company which did not deliver meaningful financial statements prior to the date of the Loan Agreement.

SCHEDULE 2
     (g) after giving effect to the Disbursement, the Onshore Borrower will not be in violation of:
(i)	its Charter;

(ii)	any provision contained in any document to which the Onshore Borrower is a party (including the Loan Agreement) or by which the Onshore Borrower is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Onshore Borrower directly or indirectly, limiting or otherwise restricting the Onshore Borrower’s borrowing power or authority or its ability to borrow; and
     The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Onshore Borrower undertakes to immediately notify IFC.

Yours truly, [INSERT NAME OF APPLICABLE ONSHORE BORROWER]
By
Authorized Representative

Copy to:	Director, Department of Financial Operations International Finance Corporation

SCHEDULE 3

FORM OF DISBURSEMENT RECEIPT
(See Section 2.02 of the Loan Agreement)
[Onshore Borrower’s Letterhead]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Department of Financial Operations
Ladies and Gentlemen:
Investment No. ____
Disbursement Receipt No. [     ]*
     We, [INSERT NAME OF APPLICABLE ONSHORE BORROWER] hereby acknowledge receipt on the date hereof, of the sum of ___________ (___) disbursed to us by International Finance Corporation (“IFC”) under the Loan of __________ (___) provided for in the Loan Agreement dated ______, ____ between our company and International Finance Corporation.

Yours truly, [INSERT NAME OF APPLICABLE ONSHORE BORROWER.]
By
Authorized Representative**

*	To correspond with number of the Disbursement request. See Schedule 2.

**	As named in the Onshore Borrower’s Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 4

FORM OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
(See Section 4.01 (j) of the Loan Agreement)
New York Law Version
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: _______________
Re: [Country/_________]
Dear Sirs:
     Reference is made to [(i)] Section 7.05(d) of the Loan Agreement dated _______ (the “Loan Agreement”) between [INSERT NAME OF APPLICABLE ONSHORE BORROWER] (the “Onshore Borrower”) and International Finance Corporation (“IFC”), [and] [(ii) Section ___ of the ______ dated _______ between the Onshore Borrower, ________ and IFC]. Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.
     Pursuant to [each of] Section 7.05(d) of the Loan Agreement [and Section _(_) of the ____________,] the Onshore Borrower has irrevocably designated and appointed the undersigned, [CT Corporation System,] with offices currently located at [111 Eighth Avenue, 13th Floor, New York, New York 10011,] as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to [each of] the Loan Agreement [and the __________] in the courts of the United States of America for the Southern

SCHEDULE 4

District of New York or in the courts of the State of New York located in the Borough of Manhattan.
     The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in [each of] Section 7.05(d) of the Loan Agreement [and Section _(_) of the ____________], [in each case] from _______ until ___________ and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in [New York], (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of [each of] Section 7.05 of the Loan Agreement [and Section _(_) of the ____________], and (iii) shall forward promptly to the Onshore Borrower any legal process received by the undersigned in its capacity as process agent.
     As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under [any of] Section 7.05 (d) of the Loan Agreement [and Section _(_) of the ____________].

Very truly yours, [CT Corporation System]
By
Title:

cc: [Onshore Borrower]

Alternative Version
SCHEDULE 5 (A)

MATTERS TO BE COVERED IN LOCAL COUNSEL’S LEGAL OPINION
(See Section 4.01 (d) of the Loan Agreement)
The legal opinion of IFC’s counsel in the Country should cover the following matters:
(a)	the organization, existence and operations of the Onshore Borrower and its authorized and subscribed capital stock;

(b)	the matters referred to in subsections (a), (b) and (c), of Section 4.01 of the Loan Agreement;

(c)	the title of the Onshore Borrower to, or other interest of the Onshore Borrower in, [the assets which are the subject of the IFC Security Onshore Borrower’s immovable and moveable assets;

(d)	the title of the Guarantor to and in their shares in the Onshore Borrower;

(e)	the authorization, execution, validity and enforceability of this Agreement, each of the other Transaction Documents (Except for Security Documents) and any other documents necessary or desirable to the implementation of any of those agreements or documents (other than those authorizations which can be expected to be obtained in the ordinary course of business and which it would be unreasonable to require at the time of the first Disbursement);

(f)	the compliance with all obligations referred to in Section 2.16 (a) (Expenses);

(g)	the liens, priorities or privileges, if any, that creditors of the Onshore Borrower, other than IFC, may have by reason of law;

SCHEDULE 5 (A)

(h)	IFC’s repatriation rights in respect of the Loan and the IFC Security; and

(i)	such other matters relating to the transactions contemplated by this Agreement as IFC reasonably requests.

SCHEDULE 6
FORM OF LETTER TO ONSHORE BORROWER’S AUDITORS
(See Section 4.01(h) and Section 5.01(e) of
the Loan Agreement)
[Onshore Borrower’s Letterhead]
[Date]
[NAME OF AUDITORS]
[ADDRESS]
Ladies and Gentlemen:
     We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements (both audited and unaudited). We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and IFC dated ___________, ____ (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.
     For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.
Yours truly,

[INSERT NAME OF APPLICABLE ONSHORE BORROWER.]
By
Authorized Representative

Enclosure

cc:	Director [Name of Department] International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 United States of America

SCHEDULE 7

FORM OF ONSHORE BORROWER’S CERTIFICATION
ON DISTRIBUTION OF DIVIDENDS
(See Section 5.02 (a) of the Loan Agreement)
[Onshore Borrower’s Letterhead]

International Finance Corporation	[Date]
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention:	Re: [Country/ ]
Dear Sirs:
1. Please refer to the Loan Agreement (the “Loan Agreement”) dated ____________, ____ between [INSERT NAME OF APPLICABLE ONSHORE BORROWER.]] (the “Onshore Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.
2. This is to inform you that the Onshore Borrower plans a distribution of dividends to its shareholders in the aggregate amount of ______________ (______), such distribution to commence on or about _________, _. Pursuant to Section 5.02 (a) of the Loan Agreement, the Onshore Borrower hereby certifies that, as at the date hereof:
(a)	the proposed distribution will be out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the Onshore Borrower’s assets;

(b)	the Project Physical Completion Date has occurred;

(c)	such payment is made within ninety (90) days after an Interest Payment Date;

(d)	after giving effect to the proposed distribution:

SCHEDULE 7

(i)	no Event of Default or Potential Event of Default has occurred and is continuing;
(ii)	cash balance is not less than the next principal payment amount of the IFC Loan.
3. The Onshore Borrower undertakes not to give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Onshore Borrower could not certify the matters in section 2 of this certification.
Yours truly,
[INSERT NAME OF APPLICABLE ONSHORE BORROWER]

By
Authorized Representative

SCHEDULE 8

INFORMATION TO BE INCLUDED IN ANNUAL AND QUARTERLY
REVIEW OF OPERATIONS
(See Sections 5.03 (a) (ii) and (d) of the Loan Agreement)
(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of the Onshore Borrowers, the reasons for such changes, and the identity of major new shareholders.
(2)	Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Onshore Borrowers (e.g. changes in government economic strategy, health sector policy, taxation, foreign exchange availability, price controls, and other areas of regulations.)
(3)	Management and Technology. Information on significant changes in (i) the Onshore Borrower’s senior management or organizational structure, and (ii) technology used by the Onshore Borrowers, including technical assistance arrangements.
(4)	Corporate Strategy. Description of any changes to the Onshore Borrowers’ corporate or operational strategy, including changes in service profile, degree of integration, and business emphasis.
(5)	Markets. Brief analysis of changes in the Onshore Borrowers’ market conditions (both primary and secondary), with emphasis on changes in reimbursement structure, market share and degree of competition.

(6)	Operating Performance. Discussion of the following operating indicators by Chindex on a consolidated basis, MPD, UFH business by markets, eg, Shanghai, Beijing and Guangzhou, etc.

Financial Information to be
Provided on a Quarterly Basis
(Including Previous Quarter
for Comparison)
Indicator	[__]Q 2[___]	[__]Q 2[___]
OPERATIONAL:
Outpatient visits per day
Inpatient Admissions
Inpatient Days
Beds in Service
Occupancy Rate
ALOS
Number of Physicians
Number of Nurses
Number of Employees
Revenue/Inpatient Day (Admission)
Revenue/Outpatient Visit

FINANCIAL
Revenue
EBITDA
SWB as a % of Revenue
Net Profit
Current Assets
Total Assets
Current Liabilities
Total Liabilities
Short Term Debt
Long Term Debt
Change in Working Capital
A/R Days
Inventory Days
A/P Days
Total Operating Cash Flow
Capex (both maintenance and discretionary)
(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.

(8)	Project Plan: Proposed plan prior to the finalizing of the applicable principal joint venture contract:

a.	the proposed capital budget, including proposed working capital and contingency amounts, the proposed plan for the construction, commencement of operations, staffing, training and marketing;

b.	a proposed general time schedule for the material expenditures contemplated in such budget; and

c.	any other information that IFC may reasonably request regarding the new JV hospitals.
(9)	Progress Report: a project progress report in respect of each hospital and clinic project then under construction as generally compared with the relevant budget for that project including but not limited to:
a.	Cost changes — changes in estimated costs of major costs elements in Project Cost Data, and reasons for these changes;

b.	Timetable changes — revision in the estimated project completion date and the reasons for the revision;

c.	Additional financing arranged or under negotiation — sources of additional financing to cover cost changes; and

d.	Other matters of importance — issues that were not anticipated but came to light since the end of the previous reporting period. Examples are rework needed after failing to pass building inspections and longshoremen’s strikes preventing the loading and delivery of imported machinery.
(10)	Approval Status Report: an update on the status of receipt or expected receipt of material permits, approvals, consents obtained and to be obtained from any Governmental Authority for the construction, development and operation of each of each new hospital or clinic.
(11)	Development Impact Report: an annual report for each hospital and clinic project within 120 days of the financial year including:
a.	EBITDA for the past 12 months;

b.	Taxes paid to the government (both business taxes and income taxes) for the past 12 months;

c.	Number of employees;

d.	Number of outpatients served;

e.	Number of inpatients treated;

f.	Value of training provided to staff for the past 12 months (both an average per staff member and an aggregate amount); and

g.	Value of free or discounted treatment provided to patients for the past 12 months.

SCHEDULE 9
SPECIAL REPRESENTATIONS AND WARRANTIES
[to be inserted as Section 3.01 of each Local Loan Agreement]
     (a) Organization and Authority. The Onshore Borrower is a Sino-foreign joint venture enterprise duly incorporated and validly existing under the laws of the People’s Republic of China and has the corporate power and has obtained all required Authorizations to own its material assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;
     (b) Validity. Each Transaction Document to which the Onshore Borrower is a party has been, or will be, duly authorized and executed by the Onshore Borrower and constitutes, or will when executed, or where the relevant approval or registration is required for such document to be legally valid, when such approval or registration is obtained, constitute, a valid and legally binding obligation of the Onshore Borrower, enforceable in accordance with its terms and none of the Project Documents has been, or will be, amended or modified except as permitted under this Agreement;
     (c) No Conflict. Neither the making of any Transaction Document to which the Onshore Borrower is a party nor (when all the Authorizations referred to in Section 4.01(c) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Onshore Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Onshore Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Onshore Borrower;
     (d) Status of Authorizations. (i) To the best of the Onshore Borrower’s knowledge, after due inquiry:
(A)	the Authorizations specified in Annex B are all the material Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Onshore Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(B)	all Authorizations specified in Section (1) of Annex B have been obtained and are in full force and effect; and

(C)	the Onshore Borrower has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of

Annex B, and has no reason to believe that it will not obtain those Authorizations in a timely manner;
and

(ii)	except for rights that can reasonably be expected to be obtained on commercially reasonable terms at the time required, the Project Documents contain all rights that are necessary for:
(A)	the construction, completion, operation and ownership of the Project, and

(B)	the conduct of the business of the Onshore Borrower as contemplated by the Transaction Documents;
and have not been amended in any material respect.
     (e) No Amendments to Charter. The Onshore Borrower’s Charter has not been amended since the date of its establishment.
     (f) No Immunity. Neither the Onshore Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;
     (g) Financial Condition. Since the date of its establishment, the Onshore Borrower has not suffered any change that has a Material Adverse Effect.
     (h) Financial Statements. The financial statements of the Chindex for the period ending on July 1, 2007:
(i)	have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of Chindex as of the date as of which they were prepared and the results of the Chindex’s operations during the period then ended;

(ii)	disclose all material liabilities (contingent or otherwise) of the Chindex, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Chindex (whether or not such commitments have been disclosed in such financial statements);
     (i) Title to Assets and Permitted Liens. The Onshore Borrower has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Onshore Borrower of any Lien, except for the IFC Security;
     (k) Taxes. All tax returns and reports of the Onshore Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Onshore Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest, other than such Taxes that are being contested in good faith and Onshore Borrower shall have made adequate reserves;
     (l) Litigation.
(i)	The Onshore Borrower is not engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which would reasonably be expected to have a Material Adverse Effect; and

(ii)	no judgment or order has been issued which has would reasonably be expected to have a Material Adverse Effect;
     (m) Compliance with Law. To the best of its knowledge and belief after due inquiry, the Onshore Borrower is not in violation of any applicable statute or regulation of any applicable Authority;
     (n) Environmental Matters.
(i)	to the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the S&EA; and

(ii)	it has not received nor is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person concerning the Project’s failure to comply with any matter covered by the Performance Standards which failure has, or could reasonably be expected to have, a Material Adverse Effect;
     (o) Labor Matters. There are no ongoing or, to the best knowledge of the Onshore Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Onshore Borrower or any contractor with respect to the Project, in each case, which could reasonably be expected to have a Material Adverse Effect;
     (p) Sanctionable Practices. Neither of the Onshore Borrower, the Guarantor or any Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice; and
     (q) No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

SCHEDULE 10
SPECIAL COVENANTS
     Section 5.01. Affirmative Covenants. Unless IFC otherwise agrees in writing, the Onshore Borrower shall:
     (a) Corporate Existence; Conduct of Business. Maintain its corporate existence, comply with its Charter, and implement the Project and conduct its business with due diligence and efficiency and in accordance with sound financial and business practices;
     (b) Use of Proceeds. Cause the financing specified in the Financial Plan to be applied exclusively to the Project and related costs and expenses;
     (c) Compliance with Laws; Taxes:
(i)	conduct its business in compliance, in all material respects, with all applicable requirements of law; and

(ii)	file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it, unless the payment of such Taxes are being contested in good faith and Onshore Borrower shall have made adequate reserves;
     (d) Accounting and Financial Management. Promptly install and maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Onshore Borrower and the results of its operations in conformity with the Accounting Standards;
     (e) Auditors.
(i)	Appoint and maintain at all times a firm of recognized independent public accountants acceptable to IFC as auditors of the Onshore Borrower, provided that Shangai JaHwa Certified Public and its affiliates, or any other Chinese accounting firm of similar reputation, shall be deemed acceptable to IFC; and

(ii)	irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Onshore Borrower) to communicate directly with IFC at any time regarding the Onshore Borrower’s financial statements (both audited and unaudited), and provide to IFC a copy of that authorization; and

(iii)	no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;
     (f) Access. Upon IFC’s request, and with reasonable prior notice to the Onshore Borrower, permit representatives of IFC and the CAO, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Onshore Borrower is conducted;

(ii)	inspect any of the Onshore Borrower’s sites, facilities, plants and equipment;

(iii)	have access to the Onshore Borrower’s books of account and all records; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Onshore Borrower who have or may have relevant knowledge of the Project;
provided that all communications from IFC, CAO or their representatives shall be directed through Roberta Lipson, Lawrence Pemble or another person designated by them.
Notwithstanding the foregoing paragraph, (i) no such reasonable prior notice shall be necessary if an Event of Default is continuing;
     (g) Environmental Matters. (i) Review of Annual Monitoring Report. Periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to the Onshore Borrower’s business or operations, or in light of environmental or social risks identified by the Onshore Borrower’s S&E Management System; and revise the form as agreed with IFC; (ii) Use all commercially reasonable efforts to ensure the continuing implementation and operation of the S&E Management System to assess and manage the social and environmental performance of the Project in a manner consistent with the Performance Standards; (iii) Use all reasonable efforts to ensure that the design, construction, operation, maintenance, management and monitoring of the Project’s sites, plants, equipment, operations and facilities are undertaken, in all material respects, compliance with the Performance Standards and the ESRS.
     (i) Authorizations.
(i)	obtain and maintain in force (and where appropriate, renew in a timely manner) all material Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of the Onshore Borrower’s business and operations generally and the compliance by the Onshore Borrower with all its obligations under the Transaction Documents; and
(ii)	comply with all the conditions and restrictions contained in, or imposed on the Onshore Borrower by, those Authorizations;
     (j) Security; Further Assurances. Perfect the IFC Security no less than one (1) Business Day prior to the date on which the Onshore Borrower issues to IFC a Disbursement Request in the form attached as Schedule 2; and from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security or for re-registering the IFC Security or otherwise and, if necessary, create and perfect additional Security, to enable the Onshore Borrower to comply with its obligations under the Transaction Documents.
     (k) Insurance. Maintain insurance coverages for the business and assets of the Onshore Borrower, as specified in Annex C; and
     (l) Assignment of Shareholder Loans. Include IFC as a signatory and beneficiary under any shareholder loan agreement to be entered into between the Onshore Borrower and Chindex, and include terms reasonably satisfactory to IFC providing the IFC, during the continuance of an Event of Default hereunder, the right to accelerate the shareholder loan and requiring the Onshore Borrower to repay all principal and interest directly to IFC, in each case, upon the delivery of the IFC of a notice that an Event of Default hereunder has occurred, provided however, that (i) such rights shall terminate with immediate effect upon the termination of the Share Pledge Agreement; and (ii) IFC’s right to receive payment of shareholders loans shall in no event exceed the aggregate amount of any principal and interest on the Loan outstanding under the Local Loan Agreement at the time of any such notice of the occurrence of an Event of Default hereunder.
     Section 5.02. Negative Covenants. Unless IFC otherwise agrees, the Onshore Borrower shall not:
     (a) Distributions. Declare or pay any dividend or make any cash distribution on its share capital or make a payment under any subordinated Financial Debt (including shareholder loans) unless:
(i)	the Project Physical Completion Date has occurred;

(ii)	such payment is made within ninety (90) days after an Interest Payment Date;

(iii)	in case of dividends, the proposed payment or distribution is out of retained earnings; provided always that the retained earnings out of which any of the payments or distributions referred to in this paragraph (iii) may be made should in no event include any amount resulting from the revaluation of any of the Onshore Borrower’s assets;

(iv)	after giving effect to any such action:
(A)	no Event of Default or Potential Event of Default has occurred and is continuing; and
(B)	cash balance is not less than the next principal payment amount of the Loan.
(v)	no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, the Onshore Borrower certifies to each of the matters referred to in Section 5.02 (a) (i)-(iv) hereto to IFC in writing, in the form attached as Schedule 7;

     (b) Capital Expenditures. Other than the Project, incur expenditures or commitments for expenditures for fixed or other non-current assets except that after the Project Physical Completion Date such capital expenditures may be made if after giving effect to such expenditures the Prospective Debt Service and Capital Expenditure Coverage Ratio based on the most recent Consolidated Financial Statements of Chindex is not less than 1.0;
     (c) Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except:
(i)	the Loan;

(ii)	additional Financial Debt specified in the Financial Plan;

(iii)	subordinated Financial Debt (including shareholder loans) with its terms acceptable to IFC

(iv)	Short-term Debt incurred in the ordinary course of business not exceeding RMB 2 million; and

(vi)	equipment finance after Project Physical Completion Date provided that after taking into effect the transaction,
(a) the Liabilities to Tangible Net Worth Ratio based on the most recent Chindex Consolidated Financial Statements is not greater than 1.2;
(b) Peak Debt Service Coverage Ratio based on the most recent Chindex Consolidated Financial Statements is not less than 1.2.
(c) the Liabilities to Tangible Net Worth Ratio based on the most recent Onshore Borrower’s financial statements is not greater than 1.2; and
(d) the Peak Debt Service Coverage Ratio based on the most recent Onshore Borrower’s financial statements is not less than 1.0].
     (d) Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind, except (i) Financial Leases, and then only to the extent permitted under the other provisions of this Section 5.02 and (ii) otherwise only to the extent the aggregate payments under all such agreements or arrangements do not exceed RMB 1,500,000 in any Financial Year.
     (e) Derivative Transactions. Enter into any Derivative Transaction other than any derivative transaction which is in the ordinary course of business and which is not speculative in nature and is intended solely to hedge interest rate or currency risk related to existing or future liabilities or assets of the Onshore Borrowers, or assume the obligations of any party to any Derivative Transaction;

     (f) Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;
     (g) Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Onshore Borrower, except for:
(i)	the IFC Security;

(ii)	the naming of IFC as loss payee or other named insured under the Onshore Borrower’s insurance policies;

(iii)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:
(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Onshore Borrower; and

(B)	the Onshore Borrower has set aside adequate reserves ,.Such reserves to be reasonably determined by such Onshore Borrower in accordance with applicable accounting principles; and
     (h) Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby the Onshore Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);
     (i) Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency, other than group purchasing arrangements with Chindex and/or its Subsidiaries;
     (j) Profit Sharing Arrangements. Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Onshore Borrower’s income or profits are, or might be, shared with any other Person, if the revenue is in excess of $5,000,000 in any Financial Year;
     (k)Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than the Management Contract with Chindex and/or its Subsidiaries (which, however, is not intended to prevent the Onshore Borrower from outsourcing departmental functions which are common practice for the type of business carried out by the Onshore Borrower);

     (l) Subsidiaries. Form or have any Subsidiary;
     (n) Fundamental Changes. Change:
(i)	its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

(ii)	its Financial Year; or

(iv)	the nature or scope of the Project or change the nature of its present or contemplated business or operations;
     (o) Asset Sales. Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise;
     (p) Merger, Consolidation, Etc. Undertake or permit any merger, spin-off, consolidation or reorganization;
     (q) Amendments, Waivers, Etc., of Material Agreements. Terminate, amend or grant any waiver with respect to any provision of the Transaction Documents in any material respect:
     (r) Prepayment of Long-Term Debt. Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:
(i)	that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Onshore Borrower as those of the Long-term Debt being refinanced; or

(ii)	the Onshore Borrower gives IFC at least thirty (30) days’ advance notice of its intention to make the proposed prepayment and, if IFC so requires, the Onshore Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.07 (Prepayment) except that there shall be no minimum amount or advance notice period for that prepayment;
     (s) Use of Proceeds. Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;
     (u) Sanctionable Practices. Engage in (and shall not authorize any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice. The Onshore Borrower further covenants that should IFC notify the Onshore Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(p) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;
     (v) Loans and Deposits. Make loans or advances to, deposits (except commercial bank deposits) with or investments in any other Person other than short-term investment grade marketable securities; and
     (w) Payment of Subordinated Financial Debt. Make any payment of management fees to Chindex and make any principal or interest payment on any shareholder loans from Chindex if any Event of Default has occurred or is continuing.
     Section 5.03. Reporting Requirements. Unless IFC otherwise agrees, the Onshore Borrower shall:
     (a) Quarterly Financial Statements and Reports. As soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to IFC:
(i)	two (2) copies of the Onshore Borrower’s unaudited complete financial statements for such quarter prepared on a Consolidated Basis, in accordance with the Accounting Standards, certified by the Onshore Borrower’s chief financial officer;

(ii)	a report by the Onshore Borrower on its operations during that quarter, in the form of, and addressing the topics listed in, Schedule 8, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

(iii)	a statement of all transactions during that quarter between the Onshore Borrower and each of its Affiliates, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements.
     (b) Annual Financial Statements and Reports. As soon as available but in any event within one hundred and twenty (120) days after the end of each Financial Year, deliver to IFC:
(i)	two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared on an Consolidated Basis, in accordance with the Accounting Standards, together with the Auditors’ audit report on them, all in form satisfactory to IFC;

(ii)	a statement by the Onshore Borrower of all transactions between the Onshore Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by the Onshore Borrower’s

Authorized Representative that those transactions were on the basis of arm’s-length arrangements; and

(iii)	a capital and operating budget for the next Financial Year.
     (d) Annual Monitoring Report. Within ninety (90) days after the end of each Financial Year, deliver to IFC the corresponding Annual Monitoring Report in the form attached as Schedule 13 hereto in a form consistent with the requirements of this Agreement confirming compliance with the Action Plan, the social and environmental covenants set forth in Sections 5.01 and 5.02 and Applicable S&E Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it;
     (e) Notice of Accidents, Etc. Within ten (10) days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Onshore Borrower is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans, in each case, if and to the extent permitted by applicable law.
     (f) Shareholders Matters. Give notice to IFC, concurrently with the Onshore Borrower’s notification to its shareholders, of any board meeting of its directors, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of: all notices, reports and other communications of the Onshore Borrower to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium;
     (g) Changes to Project; Material Adverse Effect. Promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Onshore Borrower and of any event or condition that has or may reasonably be expected to have a Material Adverse Effect;
     (h) Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or would reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Onshore Borrower is taking or proposes to take with respect thereto;
     (i) Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Onshore Borrower is taking to remedy it;
     (j) Other Information. Promptly provide to IFC such other information as IFC from time to time reasonably requests about the Onshore Borrower, its assets and the Project; and
     (k) Insurance Information. provide to IFC, in a timely manner of any obtained insurance certificates and other insurance information.

     Section 5.04. Insurance.
     (a) Insurance Requirements and Onshore Borrower’s Undertakings. Unless IFC otherwise agrees, the Onshore Borrower shall:
(i)	insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses, including the insurances specified in Annex C and any insurance required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Onshore Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(v)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Onshore Borrower’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vi)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;
provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no obligation) on its own behalf to procure that insurance at the expense of the Onshore Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.
     (b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:
(i)	no policy can expire nor can it be canceled or suspended by the Onshore Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Onshore Borrower receive at least forty-five (45) days’ notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	IFC (and all contractors working at the Project site) are named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party;

(iv)	on every insurance policy on the Onshore Borrower’s assets which are the subject of the IFC Security and for business interruption, IFC is named as loss payee for any claim, or any series of claims arising with respect to the same event, whose aggregate amount is the equivalent of one million Dollars ($1,000,000) or more.
     (c) Application of Proceeds.
(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Onshore Borrower to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 2.07 (Prepayment); provided that there shall be no minimum amount or notice period for any such prepayment.

(ii)	The Onshore Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.
     (d) Reporting Requirements. Unless IFC otherwise agrees, the Onshore Borrower shall provide to IFC the following:
(i)	as soon as possible after its occurrence, notice of any event which entitles the Onshore Borrower to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Onshore Borrower, a copy of that policy incorporating any loss payee provisions required under Section 5.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 4.01(g) (Conditions of First Disbursement);

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable, remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC requests from time to time.

SCHEDULE 11
SPECIAL CONDITIONS OF DISBURSEMENT
     Section 4.01. Conditions of First Disbursement. IFC shall have no obligation to make the first Disbursement unless the following conditions are fulfilled:
     (a) Transaction Documents. The Transaction Documents have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:
     (b) Charter Amendments. The Onshore Borrower has certified to IFC that no amendment has been made to the Onshore Borrower’s Charter since [ ], or if any such amendment was made, IFC has received a copy of the Onshore Borrower’s amended Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have or could not reasonably be expected to have a Material Adverse Effect;
     (c) Authorizations. The Onshore Borrower has obtained, and provided to IFC copies of, all Authorizations listed in Section (1) and Section (2) of Annex B, and such other material Authorizations not listed in those Sections that may be necessary for:
(i)	the Loan;

(ii)	the business of the Onshore Borrower as it is presently carried on and is contemplated to be carried on;

(iii)	the Project and the implementation of the Financial Plan;

(iv)	the due execution, delivery, validity and enforceability of, and performance by the Onshore Borrower of its obligations under, this Agreement and the other Transaction Documents (except for the Security Documents), and any other documents necessary to the implementation of any of those agreements or documents; and

(v)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;
and all those Authorizations are in full force and effect;
     (d) Legal Opinions. IFC has received a legal opinion substantially in the form set out in Schedule 5 (A), from IFC’s counsel in the Country, and covering such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;
     (e) Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex C and a certification of the Onshore

Borrower’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;
     (f) Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid before the date of the first Disbursement;
     (g) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.15 (b) (ii) or confirmation that those fees and expenses have been paid directly to that counsel in each case, to the extent an invoice approved by IFC has been submitted to the Onshore Borrower at least five (5) days prior to the Disbursement;
     (h) Authorization of Auditors. IFC has received a copy of the authorization to the Auditors referred to in Section 5.01(c) (Affirmative Covenants);
     (i) Incumbency. IFC has received a Certificate of Incumbency and Authority;
     (j) Appointment of Agent. The Onshore Borrower has delivered to IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 7.05 (Applicable Law and Jurisdiction);
     (k) Equity Disbursement. All equity and quasi-equity provided for in the Financial Plan have been disbursed;
     (l) Environmental Matters. (i) The Onshore Borrower had updated IFC on its development and use of its planned template for integrating environmental and health and safety issues into the design, construction and operation of its healthcare facilities, and provide a copy of the template to IFC; (ii) The Onshore Borrower has updated IFC on the implementation and certification of its integrated management system for environmental, health and safety, life and fire safety and social issues at its new facilities to the Joint Commission International Accreditation (JCIA) standard; and (iii) (The Onshore Borrower has updated IFC on the land acquisition process once the site(s) are selected and confirmed (but prior to any movement of people or construction) and provided records of consultations undertaken and compensation provided to demonstrate compliance with Performance Standard (PS) on Compensation and Resettlement. As per PS the sponsor will need to complete a Resettlement Action Plan (RAP) for the affected people, documenting numbers of affected people and assets, an entitlement matrix, consultation with affected people, grievance mechanisms, timeline for implementation, budgets and reporting and monitoring of the RAP; and
     (m) Security. The IFC Security, to the extent permitted by applicable law, has been duly created as first priority security interests in all assets and rights subject to the Security Documents;
     Section 4.02. Conditions of All Disbursements. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:
     (a) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;
     (b) Use of Proceeds. The proceeds of that Disbursement:

(i)	are, at the date of the relevant request, needed by the Onshore Borrower for the purpose of the Project, or will be needed for that purpose within six (6) months of that date; and

(ii)	are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;
     (c) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;
     (d) No Material Loss or Liability. Since the date of this Agreement the Onshore Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants));
     (e) Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement;
     (f) Legal Opinions. IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country, with respect to any matters relating specifically to that Disbursement and not otherwise covered in legal opinions previously delivered in connection with this Agreement;
     (g) No Violations. After giving effect to that Disbursement, the Onshore Borrower would not be in violation of:
(i)	its Charter;

(ii)	any provision contained in any document to which the Onshore Borrower is a party (including this Agreement) or by which the Onshore Borrower is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Onshore Borrower directly or indirectly limiting or otherwise restricting the Onshore Borrower’s borrowing power or authority or its ability to borrow;
     (h ) Financial Ratios. (Without limiting the generality of Section 4.02 (g)), after giving effect to the Disbursement, the Current Ratio would not be less than 1.5 and the Liabilities to Tangible Net Worth Ratio would not exceed 1.2] based on the most recent Consolidated Financial Statements of Chindex; and
     (i) Pro-Rata Disbursement. The Disbursement is made pro rata with the disbursement of any other senior long-term loans forming part of the Financial Plan; and

     (j) Legal Fees and Expenses. Legal fees and expenses of IFC’s counsel have been paid, to the extent an invoice approved by IFC has been submitted to the Onshore Borrower at least five (5) days prior to the Disbursement.
     Section 4.03. Onshore Borrower’s Certification. The Onshore Borrower shall deliver to IFC with respect to each request for Disbursement:
     (a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 4.02 (Conditions of All Disbursements) (other than the condition in Section 4.02 (f)) expressed to be effective as of the date of that Disbursement, and
     (b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

SCHEDULE 12
International Finance Corporation
Environmental and Social Performance
Annual Monitoring Report (amr)

United Family Hospital
People’s Republic of China
24052
SEPARATE REPORTS TO BE SUBMITTED FOR UFH’S BEIJING AND SHANGHAI FACILITIES
or
DATA TABLES CAN BE COPIED TO ADDRESS EACH FACILTIY WITHIN THE SAME AMR
Reporting Period: (month/year) through (month/year)
amr completion date: (day/month/year)
Environment and Social Development Department
2121 Pennsylvania Avenue, NW
Washington, DC 20433 USA
www.ifc.org/enviro

Introduction
The Annual Monitoring Report
IFC’s Investment Agreement requires United Family Hospital (UFH) to prepare a comprehensive Annual Monitoring Report (AMR) for its Beijing and Shanghai’s facilities and operations. This document comprises IFC’s preferred format for environmental and social performance reporting. The AMR informs the Environment and Social Development Department about the environmental and social state of the investment.
Preparation Instructions
The following points should assist you in completing this form. Please be descriptive in your responses and attach additional information as needed.
•	IFC’s Investment Agreement requires designated UFH personnel to complete and submit annual environmental and social monitoring reports in compliance with the schedule stipulated in the Investment agreement.

•	UFH must report qualitative and quantitative project performance data each year of the investment for the environmental and social monitoring parameters included in this report format.

•	The main purpose of completing this form is to provide the following information:
1.	Environmental and Social Management

2.	Occupational Health and Safety (OHS) Performance

3.	Significant Environmental and Social Events

4.	General Information and Feedback

5.	Sustainability of Project and Associated Operations

6.	Compliance with World Bank Group and local environmental requirements as specified in the Investment Agreement

7.	Compliance with World Bank Group and local social requirements as specified in the Investment Agreement

8.	Data Interpretation and Corrective Measures
Specialist Contact Information
If you have any questions regarding the AMR or wish to discuss completion of the AMR please contact the following Investment Officer or Portfolio Manager.

Investment Officer	Name: Chris McCahan
Telephone Number: (66-2) 650-9253, ext. 655
Facsimile Number: (66-2) 650-9259
Email: cmccahan@ifc.org

Portfolio Manager	Name: Chris McCahan
Telephone Number: (66-2) 650-9253, ext. 655
Facsimile Number: (66-2) 650-9259
Email: cmccahan@ifc.org
1 ENVIRONMENTAL AND SOCIAL MANAGEMENT
1.1 AMR Preparer

To be completed by UFH authorized representative	Name: [ ] Title: Vice President of Finance, Chief Financial Officer Telephone Number: (8610) 64333960 Facsimile Number: (8610) 64333960 Email: [ ]

UFH Information	UFH office physical address:
Address: Beijing United Family Hospital and Clinics, 2 Jiang Tai Lu, Chaoyang District, Beijing, PRC 100016

UFH web page address:
I certify that the data contained in this AMR completely and accurately represents UFH’s operations during this reporting period. I further certify that analytical data summariesii incorporated in Section 6 are based upon data collected and analyzed in a

ii	Raw analytical data upon which summaries are based should not be submitted with this AMR but must be preserved by UFH and presented to IFC upon demand.

manner consistent with the World Bank Group’s Pollution Prevention and Abatement Handbook, Monitoring.iii

UFH Employee Name	Signature
1.2 Environmental Responsibility Chart
Please name the individuals in the company who hold responsibility for environmental and social performance (e.g. Environment Manager, Occupational Health and Safety Manager, Community Relations Manager) and give their contact information (Name, Address, Telephone Number, Fax Number, E-mail Address).
1.3 Summary of Current Operations
Describe company operations and level of business activity. Describe any significant changes since the last report in the company or in day-to-day operations that may affect environmental and social performance. In particular, please identify any changes in fuel/power supply that would necessitate independent air quality monitoring.
Describe any management initiatives (e.g. Joint Commission International Accreditation (JCIA), ISO 14001, ISO 9001, OHSAS 18001, or equivalent Quality, Environmental and Occupational Health and Safety certifications).
2 OCCUPATIONAL HEALTH AND SAFETY PERFORMANCE (OHS)
UFH personnel are required to monitor, record, and report occupational health and safety incidents and workplace conditions (air quality and physical parameters, which are potentially impacted by the construction, maintenance and operation of the development) throughout the reporting period.
2.1 Compliance with Local Requirements

iii	Pollution Prevention and Abatement Handbook

Please list any reports submitted to local authorities, e.g. on OHS, fire and safety inspections, compliance monitoring, emergency exercises, as well as comments received and corrective actions taken. Local authority monitoring and inspections with subsequent actions taken shall also be summarized and reported.
If any of the information requested in the AMR (Section 2.2 — Section 2.4) is contained in reports sent to local authorities, please submit the applicable section of the report.
2.2 Incident Statistics Monitoring
Please report on incidents during the reporting year for UFH, covering UFH employees, contractors, tenants and passers-by/visitors for each facility. Contractor employees are required to adhere to comparable occupational health and safety standards as UFH employees. If UFH uses contractor employees, please also report any contractor employee incidents. Please indicate the cause of all incidents, including failure to follow procedures, human error, inadequate training, equipment failure, building design failure, etc. Expand or shrink the tables as needed.
1. Total Amounts

			Reporting period- 1 year		Reporting period- 2
Report TOTAL	This reporting period		ago		years ago
numbers for each	UFH	Contractor	UFH	Contractor	UFH	Contractor
parameter	employees	employees	employees	employees	employees	employees
Employees
Average working hours per week per employee
Average number of weeks worked per year per employee
Fatalities
Non-fatal injuriesiv
Lost workdays[v]
Vehicle collisionsvi
Incidencevii

iv	Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.

[v]	Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

2. Fatality details for this reporting period

Report known			Passers-by in common
numbers for each	UFH employees or	UFH tenants?	areas? (indoor and outdoor)
parameter	contractor employees?	[report known statistics]	[report known statistics]
Time of death after accident (e.g. immediate, within a month, within a year)
Cause of fatality
Corrective measures to prevent reoccurrence
3. Non-fatal injuries details for this reporting period

Report known			Passers-by in common
numbers for	UFH employees or		areas? (indoor and
each parameter	contractor employees?	UFH tenants?	outdoor)
Total workdays lost			N/A
Description of injury
Cause of accident
Corrective measures to prevent reoccurrence

vi	Vehicle Collision: When a vehicle (device used to transport people or things) collides (comes together with violent force) with another vehicle or inanimate or animate object(s) and results in injury (other than the need for First Aid) or death.

vii	Calculate incidence using the following equation: incidence= total lost workdays/ 100,000 man-hours worked.

Use the total lost workdays to calculate the incidence for this reporting period, reporting periods 1 year ago and 2 years ago, as required above.

4. Vehicle collision details for this reporting period

Report known
numbers for	UFH employees or
each parameter	contractor employees?	UFH tenants?	Visitors?
Cause of collision
Corrective measures to prevent reoccurrence
5. Trainingviii for this reporting period

UFH employees or
contractor		Number of employees that
employees?	Description of training	attended

2.3 Life and Fire Safety
1. Please complete the following table for UFH’s operations.

viii	Eastwood II personnel should be trained in environmental, health and safety matters including accident prevention, safe lifting practices, the use of Material Safety Data Sheets (MSDS), safe chemical handling practices, proper control and maintenance of equipment and facilities, emergency response, personal protective equipment (PEP), emergency response, etc.

Corrective Actions and
UFH Fire Safety	Mandatory	Date(s)	Observed	Schedule For
Verification Activities	Frequency	Performed	Deficienciesix	Implementation[x]
Fire Drills	Minimum: three (3)/year
Inspect and certify fire detection and suppression electrical and mechanical systems.	Minimum: one (1)/year
Inspect, refill/recharge portable fire extinguisher	Minimum: two (2) inspections/ year
2. Please list all fire permits retained by UFH and provide copies to IFC.
2.4 Significant OHS Events
Please explain any significant Occupational Health and Safety events not covered in the above OHS tables. The report could include proposed revision of the OHS Management System (if applicable), revised quantitative objectives, action plans for technical improvements, and planned training activities.
3 Significant Environmental and Social Events
UFH personnel are required to report all environmental and social eventsxi that may have caused damage; caused health problems; attracted the attention of outside parties;

ix	Attach additional sheets as needed to fully describe observed deficiencies.

[x]	Attach additional sheets as needed to fully describe corrective actions and implementation.

xi	Examples of significant incidents follow. Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases; industrial injuries; fatalities including transportation; ecological damage/destruction; local population disruption; disruption of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes.

affected project labor or adjacent populations; affected cultural property; or created UFH and/or UFH liabilities.
Attach photographs, plot plans, newspaper articles and all relevant supporting information that IFC will need to be completely familiar with the incident and associated environmental and social issues.
Please report on the following topics, expanding or collapsing the table where needed.

Corrective actions
			Reports sent to IFC	(including cost and
		Affected	and/or local	time schedule for
Date of event	Event description	people/environment	regulatory agencies	implementation)

4 GENERAL INFORMATION AND FEEDBACK
Provide any additional information including the following:
1.	In detail, describe print or broadcast media attention given to UFH during this reporting period.

2.	In detail, describe interactions with non-governmental organizations (NGOs) or public scrutiny of UFH.

3.	Describe UFH public relations efforts (e.g. establishment of a web page, hiring of community liaison officer)

4.	Suggest ways and means to improve information exchange and interactions with IFC professionals.

5 SUSTAINABILITY OF PROJECT AND ASSOCIATED OPERATIONS
IFC has developed a framework to help assess the development impacts of our investments. Many of our projects take on initiatives, develop processes, or install equipment that exceeds IFC’s environmental and social requirements. This framework permits us to rate project performance in various areas. Over the past year, has UFH made changes to operations or participated in any efforts that have impacted UFH’s organization in the following areas?
❑	Certified / enhanced its environmental management system as part of its JCIA compliant system

❑	Published an environment/sustainability or a corporate social responsibility report (please send copy or provide web link)

❑	Established formal and regular consultation with local community and other stakeholders

❑	Reduced environmental footprint of your operations, for example:
o	decreased use of resources (energy, water, materials, etc.)

o	substitution refrigerants with lower less ozone-depleting potential

o	reduced heat gain of the building

o	increased emission controls or wastewater treatment

o	adopted renewable energy technology

o	sourced materials from sustainably managed sources or made from processed with reduced environmental impacts

o	avoidance of PVC electrics or plumbing

o	increased by-product recycling
❑	Marketing of services that are specifically environmentally friendly

❑	Worked to improve local supplier relationships or provided technical assistance to suppliers

❑	Programs to benefit the local community

❑	Employee programs — training, health, safety
If so, please offer details so we can assess your performance beyond our compliance criteria.

6 REPORTS TO ILLUSTRATE COMPLIANCE WITH IFC/WBG ENVIRONMENTAL POLICIES
AND GUIDELINES AND HOST COUNTRY REGULATIONS
6.1. Liquid Effluent
Liquid Effluent refers to all types of liquid waste which is discharged from the site. Types of liquid effluent include process, sanitary, stormwater, and thermal discharges.
UFH is required to collect and analyze representative samples of liquid effluent from all points of discharge where wastewater is discharged from UFH’s operations either stormwater or sanitary sewer systems and report the results to IFC. Individual samples and individual reports will be required for each liquid effluent monitoring point. Monitoring should take place both during construction and while the facility is operating.
Please provide local maximum levels in local units in the tables below.
Treated Liquid Effluent Monitoring Point Location (State the source and provide a scaled facility map showing the precise location of all discharge points.):

	Sample		UFH		UFH
	Collection	WBG/IFC	Performance		Performance
	and	Maximum	(WBG/IFC Units)		(Local Units)
	Analysis	Levels	Annual average of	Local Limit	Annual average of
Parameters	Frequency	(WBG/IFC Units)	monthly samples	(local Units)	quarterly samples
pH	Daily	6-9		6-9
Biochemical oxygen demand (BOD5)	Weekly	50 mg/l	mg/l		mg/l
Chemical oxygen demand (COD)	Weekly	250 mg/l	mg/l		mg/l
Oil and grease	Weekly	10 mg/l	mg/l		mg/l
Total suspended solids (TSS)	Weekly	50 mg/l	mg/l		mg/l
Total coliform bacteria, Most Probable Number (MPN) or plate count (PC)	Monthly	≤400 Per 100ml	Per 100ml
Temperature increase	Monthly	≤3[o]C

6.2. Point Source Air Emissions
Point Source Air Emissions refers to the air flow out from a specific location on the project site. These emissions can come from points such as process stacks, power generation stacks and vents.
UFH is required to collect representative samples of point source air emissions from on-site sources, submit these samples for laboratory analysis and report the results to IFC. Individual samples and individual reports are required for each point source air emissions monitoring point. Monitoring should take place while facility is operating.
Please provide PRC maximum levels in local units in the table below.
Point Source Air Emissions Monitoring Point Locationxii:

UFH
		WBG/IFC	Performance		UFH
		Maximum	(WBG/IFC	Local	Performance
		Levels	Units)	Maximum	(PRC Units)
Point Source Air Emission	Collection	(WBG/IFC	Annual average of	Levels	Annual average of
Parameters	Frequency	Units)	quarterly samples	(PRC Units)	quarterly samples
Nitrogen Oxides (NOx) Coal Fired	Quarterly	750 mg/Nm3	mg/Nm3
Nitrogen Oxides (NOx) Gas Fired	Quarterly	320 mg/Nm3	mg/Nm3
Particulate Matter (PM10) ≥ 200 million BTU/hour equivalent heat input	Quarterly	50 mg/Nm3	mg/Nm3
Particulate Matter (PM10) < 200 million BTU/hour equivalent heat input	Quarterly	100 mg/Nm3	mg/Nm3
Sulfur Dioxide	Quarterly	2000 mg/Nm3	mg/Nm3

xii	Provide latitude, longitude of the point source air discharge point. Alternatively provide a scaled facility map showing the precise location of all discharge points.

6.3. Solid Waste Management
Solid Waste refers to non-liquid, non-soluble materials that contain complex substances. Examples of solid waste include sewage sludge, demolition wastes, wastes arising from building construction and maintenance, and office waste, some which are applicable only to specific sectors.xiii
UFH is required to monitor methods of collection, storage, handling, recycling, reuse and/or disposal of solid waste, and report these methods and measured quantities to IFC. Please complete the information below.
Solid Waste Management Summary

Solid Waste Type	Annual	UFH Method of Storage, Handling and/or Treatment (including
Include description	Quantity	Recycling, Reuse or Disposalxiv)
Hazardous Healthcare waste
Non Hazardous Healthcare waste
Surplus equipment containing a radioactive or similar source
Other (please list in detail)
Please describe initiatives undertaken to encourage waste reduction, reuse or recycling among tenants.

xiii	Pollution Prevention and Abatement Handbook, Glossary of Environmental Terms

xiv	Describe disposal method (e.g. landfill, incineration, land farming, reuse, etc.) Provide name and location of disposal facility used; state if waste is sold as byproduct, scrap or a material to be used by others; state name and business of purchaser. Provide additional sheets as needed to fully describe disposal, organizations involved in waste management, facility permits, and agency authorizations.

6.4. Hazardous Materials Management
Hazardous materials are those materials that represent an excessive risk to property, the environment or human health because of their physical and/or chemical characteristics. Examples include explosives, toxic or flammable gases, flammable liquids and solids, oxidizing substances, radioactive materials and corrosive substances.
UFH is required to monitor methods of collection, storage and disposal of hazardous materialsxv, and report these methods and measured quantities to IFC. Please refer to the Hazardous Materials Management guideline for additional information.
1.	Please update us on your Hazardous Materials Management Program. You should include your Emergency Preparedness and Response Plans, and if available, your Hazardous Materials Risk Management Plan, Hazardous Materials Transportation Plan and/or Hazardous Waste Management Plan.
Please complete the information below unless included in an updated version of the Hazardous Materials Management Program. If included, please specify.
Hazardous Materials Management Plan Summary

xv	Hazardous materials include ignitable, reactive, flammable, radioactive, corrosive and toxic substances.

			Maximum
Hazardous Material			Quantity	UFH Method of
(Name and Number	Class or	Annual	Stored on	Storage, Handling	UFH Method of
UN/CAS)	divisionxvi	Quantity	Site	and/or Treatmentxvii	Disposalxviii
Hazardous Materials Used

Oxygen	2
Diesel oil	3
Varnish	3
alcohol solution	3
Purell hand sanitizer	3
Alcohol swabs	4
Chlorine sterling tablet	4
Skin iodine	3
Iodine foe mucous membrane	3

xvi	UN classification (1. Explosives; 2. Gases ; 3. Flammable liquids ; 4. Flammable solids ; 5. Oxidizing substances ; 6. Toxic and infectious substances ; 7. Radioactive material; 8. Corrosive substances; 9. Miscellaneous hazardous materials.)

xvii	State how hazardous materials / waste is stored on site (e.g. drums, bins, and other containers) and handled (including transported). Provide additional sheets as needed to fully describe disposal, organizations involved in management, facility permits and agency authorizations.

xviii	Report on method of disposal for hazardous waste used only.

			Maximum
Hazardous Material			Quantity	UFH Method of
(Name and Number	Class or	Annual	Stored on	Storage, Handling	UFH Method of
UN/CAS)	divisionxvi	Quantity	Site	and/or Treatmentxvii	Disposalxviii
Iodine swab	4
Glutaraldehyde
Lodine tincture	6
Benzocaine	3
Methanol	6
Ethyl acetates	6
S-sulfo salieylic acid	6
Ammonium oxalate	6
Thymol	6
Potassium hydroxide	6
Formaldehyde solution	6
Ethyenediamine tetracetic	6
Acid disedium salt	6
Phenol	6
Methylene blue	6
Sodium bicarbonate	6
Acetic acid	6
Ethy alcohol absolute	3
Methanol	6

Hazardous Materials Produced
Developer/fixer waste fluid	6

6.5. Utility Management
Utility Management refers to measures taken to improve or decrease the use of utilities (e.g. electricity, hot water, natural gas and water)
1.	What was the annual operational budget (excluding annual cost of utilities) used for utility management, allocated by the following, and how was this figure determined?
•	Active management of utility consumption;

•	Capital expenditure budget for implementation of utility saving projects.
Utility Consumption Report
Please complete the table to identify all utility service consumed by your development. The table should include all electricity, heat and fuels purchased, refrigerant and all water used whether from a municipal supply, river or borehole. Include the cost in your own currency.

Utility Type	Annual Consumption	Units	Annual Cost
Electricity		kWh
Purchased Steam
Purchased Hot Water
Natural Gas
LPG
Oil — Diesel
Oil — Heavy Fuel Oil
Other Energy Source
Other Energy Source
Refrigerant
City Water
Treated Water
Discharged Effluent
Utilities Monitoring and Control
1.	What is the size of the interior building area managed by UFH?

2.	Please describe systems used to monitor utility flows within your processes.

3.	Please provide data on your consumption of refrigerants and the cooling degree days.

4.	Please describe your evaporative cooling systems and measures to control legionella disease if applicable.

5.	For water, heat and electricity separately, please state the number of main and sub-meters installed, meter reading frequency, meter reading method (manual or automatic), and the use made of the meter readings.

6.	Please provide samples of utility consumption reports produced from these metering systems. Include following information: whom these reports are sent to and at what frequency, how they are used, and the benefits derived.

7.	Do these reports contain utility consumption targets? If so, how are these set?

8.	If regular operational targets are not met, please describe the reasons, and corrective action taken to ensure that future targets are met.

9.	How are utility consumption budgets set for your operations? What means are used to ensure that utility budgets are met? How are managers encouraged to meet these budgets?

10.	Do you consider that your utility management practices could be more effective? If so, then please identify what would be required to improve the effectiveness of your utilities management (e.g. more time, greater project budget, better knowledge of opportunities).
7 DATA INTERPRETATION AND CORRECTIVE MEASURES
Provide the following information for monitoring data which exceed WGB/IFC maximum levels. This refers to data presented in Section 6, Quantitative Data Reports to Illustrate Compliance with IFC/ World Bank Group Environmental Guidelines and Local Regulations. Provide the information in the table for each parameter exceeded.

Monitoring
parameter that	Cause for
exceeds WBG/IFC	monitoring				%
guidelines and	parameter	Corrective action	Completion		Complete/
local regulations	exceedance	plan	date	Cost	Status

EXHIBIT 1
FORM OF GUARANTEE AGREEMENT

INVESTMENT NUMBER 26133
GUARANTEE AGREEMENT
between
CHINDEX INTERNATIONAL, INC.
and
INTERNATIONAL FINANCE CORPORATION
Dated [       ]

GUARANTEE AGREEMENT
This AGREEMENT is made on [           ],
Between
(1)	CHINDEX INTERNATIONAL, INC. (the “Guarantor” ), a NASDAQ listed company incorporated in Delaware with its registered address at Chindex International, Inc. c/o National Registered Agent, 160 Greentree Drive, Suite 101, Dover, DE 11904; and

(2)	INTERNATIONAL FINANCE CORPORATION (“IFC”), an international organization established by Articles of Agreement among its member countries, including the PRC, with its legal office at 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America.
Whereas:
     (A) By a loan agreement (the “IFC Loan Agreement”) dated [      ] between [Onshore Borrower] (the “Borrower”) and IFC, IFC has agreed to extend to the Borrower a loan up to [      ] Dollars ($[ ]) (the “IFC Loan”) on the terms and subject to the conditions set forth in the IFC Loan Agreement.
     (B) The Guarantor has been provided with, and hereby acknowledges receipt of, a copy of the IFC Loan Agreement.
     (C) It is a condition of the Disbursement under the IFC Loan Agreement that the Guarantor has guaranteed the obligations of the Borrower in respect of the Loan on terms and conditions satisfactory to IFC.
     (D) The Guarantor will obtain benefits as a result of the Loan made to the Borrower under the IFC Loan Agreement and, accordingly, desires to execute and deliver this Guarantee Agreement in order to satisfy the condition described in the preceding paragraph.
     (E) The Guarantor, to induce IFC to make the Loan and, in particular, the first disbursement of the Loan, has agreed to guarantee such obligations of the Borrower.
     NOW, THEREFORE, the Guarantor and IFC agree as follows:

ARTICLE I

Definitions and Interpretation
     Section 1.01. Defined Terms. Unless the context otherwise requires, terms defined in the IFC Loan Agreement have the same meanings when used in this Agreement and each of the following terms have the meaning opposite it:

“Auditors”	BDO Seidman, LLP or its affiliates, or such other internationally reputable accounting firm that the Guarantor appoints from time to time as its auditors;

“Financial Year”	the accounting year of the Guarantor commencing each year on April 1 and ending on the following March 31, or such other period as the Guarantor, with IFC’s consent, from time to time designates as its accounting year.
     Section 1.02. Guaranteed Obligations. In this Agreement, the term “Guaranteed Obligations” means all debts and monetary liabilities of the Borrower to IFC under or in relation to the IFC Loan Agreement, and in any capacity irrespective of whether the debts or liabilities:
     (a) are present or future;
     (b) are actual or contingent;
     (c) are at any time ascertained or unascertained;
     (d) are owed or incurred by or on account of the Borrower alone, or severally or jointly with any other Person;
     (e) are owed or incurred to or for the account of IFC alone, or severally or jointly with any other Person;
     (f) are owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or
     (g) comprise any combination of the above.

     Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings are for convenience only and do not affect the interpretation of this Agreement;
     (b) words importing the singular include the plural and vice versa;
     (c) a reference to a Section, Article, paragraph, party, Annex, Exhibit or Schedule is a reference to that Section, Article or paragraph of, or that party, Annex, Exhibit or Schedule to, this Agreement;
     (d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and
     (e) a reference to a party to any document includes that party’s successors and permitted assigns.
ARTICLE II
Guarantee
     Section 2.01. Guarantee. (a) The Guarantor irrevocably, absolutely and unconditionally:
     (i) as principal obligor and not merely as surety, guarantees to IFC the due and punctual payment of the Guaranteed Obligations; and
(ii)	undertakes with IFC that whenever the Borrower does not pay any amount of the Guaranteed Obligations when due the Guarantor will, upon demand by IFC, pay that amount to IFC, in the currency prescribed in the IFC Loan Agreement, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower.

     (b) The Guarantor waives notice of acceptance of this Agreement and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by IFC against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor).
     Section 2.02. Continuing Guarantee. (a) The guarantee contained in this Agreement is a continuing obligation of the Guarantor (and all liabilities to which it applies or may apply under the terms of this Agreement shall be conclusively presumed to have been created in reliance on this Agreement), notwithstanding any settlement of account or the occurrence of any other thing, and shall remain in full force and effect until the Guaranteed Obligations have been fully paid strictly in accordance with the provisions of the IFC Loan Agreement, regardless of any intermediate payment or discharge.
     (b) The guarantee contained in this Agreement shall be an additional, separate and independent obligation of the Guarantor.
     (c) The Guarantor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance. These obligations are not subject to any prior notice to, demand upon or action against the Borrower or to any prior notice to the Guarantor with regard to any default by the Borrower.
     Section 2.03. No Set-off. All payments which the Guarantor is required to make under this Agreement shall be without any set-off, counterclaim or condition.
     Section 2.04. Taxes. (a) The Guarantor shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or in the future levied or imposed by the Government of the PRC or by any Authority or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.
     (b) All payments due under this Agreement shall be made without deduction for or on account of any such taxes, duties, fees or other charges.
     (c) If the Guarantor is prevented by operation of law or otherwise from making or causing to be made such payments without deduction, the amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any such taxes, duties, fees or other charges payable on amounts payable by the Guarantor under this subsection) had such payments been made without such deduction.
     (d) If subsection (c) above applies and IFC so requires, the Guarantor shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of payment.
     Section 2.05. Certificate Conclusive. A certificate of IFC stating:
     (a) the amount of the Guaranteed Obligations due and payable; or
     (b) any amount due and payable by the Guarantor under this Agreement; or
     (c) the amount of the Guaranteed Obligations, whether currently due and payable or not, shall be conclusive in the absence of manifest error.
     Section 2.06. Application of Payments. IFC may apply any amounts received by it or recovered under:
     (a) any Security; and
     (b) any other document or agreement which is a security for any of the Guaranteed Obligations and any other moneys, in such manner as it determines in its absolute discretion.
     Section 2.07. Allocation. If the Guarantor at any time pays to IFC an amount less than the full amount then due and payable to IFC under this Agreement, IFC may allocate and apply such payment to the Guaranteed Obligations in any way or manner and for such purpose or purposes as IFC in its sole discretion determines, notwithstanding any instruction that the Guarantor might give to the contrary.

ARTICLE III
Saving Provisions
     Section 3.01. Waiver of Defenses. The Guarantor’s obligations under this Guarantee shall not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor, including (whether or not known to the Guarantor or to IFC):
     (a) any time, waiver, composition, forbearance or concession given to the Borrower or any other person;
     (b) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against the Borrower or any other person, or in respect of any security for the Loan;
     (c) any amplification, amendment (however fundamental), variation or replacement of the provisions of any Transaction Document or of any other agreement or security between IFC and the Borrower;
     (d) any failure of the Borrower or the Guarantor to comply with any requirement of any law, regulation or order;
     (e) the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrower or the Guarantor;
     (f) any purported or actual assignment of the Loan by IFC to any other party; or
     (g) the IFC Loan Agreement or any other Transaction Document being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect.
     Section 3.02. Immediate Recourse. The Guarantor waives any right it may have of first requiring IFC (or any trustee, agent or other person acting on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Agreement.

     Section 3.03. Non-Competition. (a) If any amounts have become payable or have been paid by the Guarantor under this Agreement, the Guarantor shall not, in respect of such monies, seek to enforce repayment, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Guarantor against the Borrower, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid (or in respect of any other monies for the time being due to the Guarantor from the Borrower) if and for so long as any Guaranteed Obligations remain payable.
The Guarantor shall hold in trust for, and forthwith pay or transfer to, IFC any payment or distribution or benefit of security received by it contrary to this Section 3.03.
     (b) Upon the payment and satisfaction in full of all the Guaranteed Obligations and of all sums now or in future becoming due to IFC from the Guarantor pursuant to this Agreement, and provided that IFC is not under any further obligation (actual or contingent) to advance monies to the Borrower under the IFC Loan Agreement, the Guarantor, if it has made a payment under this Agreement, shall be entitled to exercise its rights of subrogation to its proportion of all relevant rights of IFC against the Borrower pursuant to the IFC Loan Agreement. IFC shall promptly execute, at the expense of the Guarantor, an assignment and such other documents in such form as the Guarantor may reasonably request to transfer such proportion of such rights of IFC against the Borrower to the Guarantor as are required for the Guarantor to obtain the full benefit of such subrogation. The Guarantor shall enforce such rights directly against the Borrower in its own name and not in the name of IFC.
     Section 3.04. Bankruptcy or Liquidation of Borrower. If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, the Guarantor shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with IFC in respect of any amounts owing to the Guarantor by the Borrower on any account whatsoever, but instead shall give IFC the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.
     Section 3.05. Appropriation of Monies. Until all of the Guaranteed Obligations have been irrevocably paid in full, IFC (or any trustee, agent or other person acting on its behalf) may:

     (a) refrain from applying or enforcing any other monies, security or rights held or received by IFC (or such trustee, agent or other person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it sees fit (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
     (b) hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of the Guarantor or such other person or persons as it thinks fit or in a suspense account.
     Section 3.06. Reinstatement. (a) Where any discharge (whether in respect of the obligations of the Borrower, the Guarantor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Agreement shall continue or shall be reinstated (as the case may be) as if such discharge or arrangement had not occurred.
     (b) IFC (or any trustee, agent or other person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
     Section 3.07. Additional Security. This Agreement is in addition to and is not in any way prejudiced by any collateral or other security now or in future held by IFC, nor shall such collateral or other security held by IFC or the liability of any person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

ARTICLE IV
Representations and Warranties
     Section 4.01. Representations and Warranties. The Guarantor represents and warrants that as of the date of this Agreement:
     (a) it is a company duly organized and validly existing under the laws of its place of establishment, and has the corporate power to enter into and deliver and to perform its obligations under this Agreement;
     (b) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized;
     (c) this Agreement has been duly executed by it and constitutes its valid and legally binding obligations enforceable in accordance with its terms and would be so treated in the courts of its place of incorporation and any other jurisdiction to which the Guarantor has agreed to submit in this Agreement;
     (d) neither the execution and delivery by it of this Agreement nor the performance by it of its obligations under this Agreement conflicts or will conflict with or result in any breach of any of the terms, conditions or provisions of, or violate or constitute a default or require any consent under:
     (i) any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or which purports to be binding upon it or any of its property or assets, and will not result in the imposition or creation of any material lien, charge, or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such agreement, instrument or arrangement; or
     (ii) any of the terms or provisions of its memorandum or articles of association or by-laws; or
     (iii) any statute, rule or regulation or any judgment, decree or order of any court, governmental authority, bureau or agency known to the Guarantor and binding on or applicable to it; and

     (e) all Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder, have been duly obtained or granted and are in full force and effect.
     Section 4.02. IFC Reliance. (a) The Guarantor acknowledges that it makes the representations in Section 4.01 with the intention of inducing IFC to enter into this Agreement and the IFC Loan Agreement and that IFC enters into this Agreement and the IFC Loan Agreement on the basis of, and in full reliance on, each of such representations.
     (b) The Guarantor warrants to IFC that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.
     Section 4.03. Rights and Remedies not Limited. IFC’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Guarantor are not prejudiced:
     (a) by any investigation by or on behalf of IFC into the affairs of the Guarantor;
     (b) by the execution or the performance of this Agreement; or
     (c) by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
ARTICLE V
Covenants
          Section 5.01. Guarantor’s Covenants. Unless IFC otherwise agrees, Guarantor shall:

     (a) Clinic Dividends. Ensure that: (i) all dividends and distributable profits from the Clinics are, to the extent not payable to relevant domestic joint venture partners or domestic co-investors, distributed directly or indirectly through an Affiliate to the Borrower or Guarantor and not through any other Person; and (ii) all income from any management contracts between any Clinic and Guarantor or any other company affiliated with Guarantor is paid directly or indirectly to Guarantor or the Borrower;
     (b) Quarterly Reports. As soon as available or within sixty (60) days after the end of each quarter of each Financial Year, whichever is later, furnish to IFC two (2) copies of its financial statements for such period prepared on a Consolidated Basis in accordance with the Accounting Principles, which requirement is deemed satisfied if such filings have been made publicly available and a notice has been sent to IFC regarding the availability of those filings;
     (c) Annual Reports. As soon as available or within one hundred and twenty (120) days after the end of each Financial Year, whichever is later, furnish to IFC two (2) copies of its financial statements for such Financial Year (which are in agreement with its books of account and prepared on a Consolidated Basis in accordance with the Accounting Principles), together with an audit report on them, all in form reasonably satisfactory to IFC, which requirement is deemed satisfied if such filings have been made publicly available and a notice has been sent to IFC regarding the availability of those filings;
     (d) Auditor Certification. As soon as available or within one hundred and twenty (120) days after the end of each Financial Year, whichever is later, provide a report by the Auditor certifying that, on the basis of its financial statements, Guarantor was in compliance with financial covenants under this Agreement (including a clear methodology of the calculation of such covenants); and

     (e) Filings. Provide IFC a copy of all filings that have been made by Guarantor with the Securities and Exchange Commission of the United States and/or other Stock Exchange on which Guarantor stock is listed within five (5) Business Days after relevant filling is made which requirement is deemed satisfied if such filings have been made available through EDGAR and a notice has been sent to IFC regarding the availability of those filings in EDGAR.
     Section 5.02. Negative Covenants. Unless IFC otherwise agrees, Guarantor shall not:
     (a) Financial Debt. Incur any additional Financial Debt, unless after giving effect of such debt transaction:
(i)	the Liabilities to Tangible Net Worth Ratio is not greater than 1.2; and

(ii)	The Peak Debt Service Coverage Ratio is not less than 1.2.
     (b) Dividends. declare or pay any cash dividend, make any other cash distribution on its equity, or make any payment under any shareholder loans unless:
(i)	the Project Physical Completion Date of both Projects has occurred;

(ii)	first principal repayment of the Loan has been made;

(iii)	in the case of dividends, such payment would be made out of retained earnings;

(iv)	the Peak Debt Service Coverage Ratio is not less than 1.2 and

(v)	after giving effect to such payment:
(A)	no Event of Default or Potential Event of Default exists or is continuing;

(B)	the Current Ratio is not less than 1.5; and

(C)	the Liabilities to Tangible Net Worth Ratio is not greater than 1.0.
     (c) Guarantees. Guarantee or assume the Liabilities of others except for its Subsidiaries;
     (d) Leases. Enter into leases other than Financial Leases, if the aggregate payments are in excess of $2,000,000 in any financial year;
     (e) Loans. Make loans or advances to, deposits (except commercial bank deposits) with or investments in other persons except for its subsidiaries other than short-term investment grade marketable securities;
     (g) Merger of Subsidiaries. Merge, consolidate, reorganize, or dispose of any of the Borrower or Beijing UFH or Beijing United Family Health Center or Shanghai United Family Hospital Inc., or merge, consolidate, reorganize, or dispose of any other Subsidiaries if such action has or could reasonably be expected to have a Material Adverse Effect;
     (h) Use of Proceeds. Use proceeds of the IFC investment in countries which are not members of the World Bank; and
     (i) Practices. Engage in any corrupt, fraudulent, coercive, collusive or obstructive practice related to the Projects.

     (j) Make any principal payment of the Tranche B Note or Trance C Note, each as defined in the Security Purchase Agreement by and between Chindex and Magenta Magic Limited, dated November 7, 2007, in each case, before the maturity of such Tranche B Note and Tranche C Note, as the case may be.
     (k) Liens on Equity in the Borrower. Encumber, mortgage, pledge or otherwise secure any interest in the registered capital of the Borrower for the benefit of any third party, other than to IFC and in accordance with the Share Pledge Agreement.
ARTICLE VI
Miscellaneous
          Section 6.01. Notices. Any notice, request or other communication to be given or made under this Agreement to IFC or to the Guarantor shall be in writing and shall be deemed to have been duly given or made when it is delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has designated by notice to the other party hereto.
     For the Guarantor:
Chindex International, Inc.
4340 East West Highway, Suite 1100
Bethesda, Maryland 20814

Attn: Roberta Lipson, CEO
         Lawrence Pemble, CFO

Facsimile: 301-215-7719
                502-427-0409

With a copy sent by e-mail to the attention of Roberta Lipson, CEO, and Lawrence Pemble, CFO, at:

E-mail addresses: rlipson@Chindex.com and
                              lpemble@chindex.com

     For IFC:
International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Health and Education Department

Facsimile: +1 (202) 974-4792

With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:

Facsimile: +1 (202) 522-7419
     Section 6.02. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to IFC certified by a representative of the Guarantor, which translation shall be the governing version between the Guarantor and IFC.
     Section 6.03. Expenses. The Guarantor shall pay to IFC or as IFC may direct:
     (a) the fees and expenses of IFC’s counsel in the PRC, Delaware and New York incurred in connection with:
(i) the preparation and/or review, execution and, where appropriate, stamping or registration of this Agreement;
(ii) the giving of any legal opinions required by IFC under this Agreement; and
(iii) any amendment, supplement or modification to, or waiver under, this Agreement; and
     (b) the costs and expenses incurred by IFC in relation to the enforcement or protection or attempted enforcement or protection of its rights under this Agreement, including legal and other professional consultants’ fees.

     Section 6.04. Remedies and Waivers. No failure or delay by IFC in exercising any power, remedy, discretion, authority or other rights under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such a right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.
     Section 6.05. Jurisdiction and Enforcement. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.
     (b) For the exclusive benefit of IFC, the Guarantor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought by IFC in the courts of the State of New York or of the United States of America located in the Southern District of New York. Final judgment against the Guarantor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the PRC, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.
     (c) By the execution of this Agreement, the Guarantor irrevocably submits to the non-exclusive jurisdiction of such Court in any such action, suit or proceeding and designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent to receive for and on its behalf service of the writ of summons or other legal process in any such action, suit or proceeding in the State of New York.
     (d) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Guarantor in the PRC or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Guarantor in any manner authorized by the laws of any such jurisdiction.
     (e) As long as this Agreement remains in force, the Guarantor shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding brought by IFC in respect of this Agreement. The Guarantor shall keep IFC advised of the identity and location of such agent.

     (f) The Guarantor also irrevocably consents, if for any reason the Guarantor’s authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Guarantor at its address specified in Section 6.01. In such a case, IFC shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the Borrower.
     (g) Service in the manner provided in subsection (f) above in any such action, suit or proceeding will be deemed personal service, will be accepted by the Guarantor as such and will be valid and binding upon the Guarantor for all purposes of any such action, suit or proceeding.
     (h) The Guarantor irrevocably waives to the fullest extent permitted by applicable law:
(i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in this Section;
(ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum;
(iii) its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and
(iv) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Guarantor by IFC.
     (i) To the extent that the Guarantor may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Guarantee from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed), may be attributed to it or its assets, the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

     (j) The Guarantor hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought against IFC in any court of the United States of America. The Guarantor hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.
     (k) To the extent that the Guarantor may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) above or a court of the PRC or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the Guarantor (cautio judicatum solvi), or to post a bond or to take similar action, the Guarantor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the PRC or, as the case may be, the jurisdiction in which such court is located.
     Section 6.06. Successors and Assigns. This Agreement binds and inures to the benefit of the respective successors and assigns of the parties, except that the Guarantor may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of IFC. The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by IFC to any other person, corporate or otherwise.
     Section 6.07. Amendment. Any amendment of any provision of this Agreement shall be in writing and signed by the parties.
     Section 6.08. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

CHINDEX INTERNATIONAL, INC.

By:
Authorized Representative
Name (print):
Title:

INTERNATIONAL FINANCE CORPORATION

By:
Authorized Representative
Name (print):
Title:

EXHIBIT 2
FORM OF MORTGAGE AGREEMENT

IFC INVESTMENT NUMBER 26133
Mortgage Agreement
between
[ONSHORE BORROWER]
and
INTERNATIONAL FINANCE CORPORATION
Dated _________, 200[  ]

MORTGAGE AGREEMENT
This MORTGAGE AGREEMENT (the “Agreement”) is made and entered into as of _________, 200[ ], by and between:
(1)	[Onshore Borrower] (the “Borrower”), a [Chinese-foreign equity joint venture enterprise] with limited liability organized and existing under the laws of the People’s Republic of China (“PRC”) with its legal address at: [ ], PRC; and

(2)	International Finance Corporation (“IFC”), an international organization established by Articles of Agreement among its member countries, including the PRC, with its legal office at 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America.
in accordance with the PRC Property Rights Law (the “Property Rights Law”), the PRC Security Law (the “Security Law”), the Law of the PRC on the Administration of Urban Real Property (the “Real Property Law”), the Provisional Regulations of the PRC on the Grant and Transfer of State-Owned Land-Use Rights in Cities and Townships, the Measures on Movable Assets Mortgage Registration, the Administrative Measures on Registration of Rights and Ownership of Buildings in Cities, as amended, the Notice on Issues Concerning Registration of Land-Use Rights Mortgage and other relevant laws and regulations of the PRC.
WHEREAS:
(A) Subject to the terms and conditions of a Loan Agreement dated [          ], 200[  ] between the Borrower and IFC (the “IFC Loan Agreement”), IFC has agreed to lend the Borrower up to [          ] Dollars ($      ) (the “IFC Loan”);
(B) In consideration of, and as security for, the amounts provided by IFC under the IFC Loan Agreement the Borrower has agreed to provide certain collateral (the “Collateral”, as defined in Article 1 below) to IFC, as security for the repayment of such amounts and other Secured Obligations (as defined in Article 1 below).
NOW, THEREFORE, in consideration of the promises and the mutual covenants described hereafter, the Borrower and IFC agree as follows:

ARTICLE I
Definitions and Interpretation
     Section 1.01. Definitions. Unless otherwise defined, or the context otherwise requires, terms defined in the IFC Loan Agreement have the same meanings when used in this Agreement and the following terms shall have the meanings opposite them:

“Approvals”	any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authorization, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period, and all corporate, creditors’ and shareholders’ approvals or consents or authorizations;

“Authority”	any government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity;

“Board”	the Board of Directors of the Borrower, as constituted from time to time;

“Building Ownership Certificate(s)”	the Building Ownership Certificate(s) in the name of the Borrower issued by [ ] Real Estate Administration Commission evidencing the Borrower’s ownership of the Buildings, copies of which are attached hereto as part of Schedule 2;

“Buildings”	the buildings, plant, improvements, premises, structures, fixtures and facilities located on the Project Site, including those under construction, each as more particularly described in Schedule 2 to this Agreement and all other buildings, improvements, premises, structures, fixtures, attachments and facilities now or in the future to be located on the Project Site;

“Business Day”	a day when banks are open for business in New York, New York and Beijing, PRC;

“Certificate of Other Rights”	the security registration certificate issued by appropriate land and real estate administration bureaus in respect of the Collateral;

“Collateral”	all or any part of the following: (i) the Land-Use Rights, (ii) the Buildings; (iii) the Equipment; and (iv) any cash or other proceeds from the rental, sale or other disposition of any of (i), (ii) or (iii) above;

“Construction Contracts”	the agreements entered into or to be entered into by or on behalf of the Borrower for the provision of building and civil works of the Project, including engineering, procurement, construction, erection, installation and commissioning;

“Disbursement”	any disbursement of the IFC Loan;

“Dollars” and “$”	the lawful currency of the United States of America;

“Equipment”	certain equipment and machinery and other movables owned by the Borrower and located on the Project Site, including those being installed and/or commissioned, each as more particularly described in Schedule 3 to this Agreement, and all other equipment, machinery and movables now or in the future to be located on the Project Site that are or will be owned by the Borrower;

“Event of Default”	has the meaning ascribed thereto in the IFC Loan Agreement.

“IFC Loan Agreement”	has the meaning ascribed thereto in the introduction to this Agreement;

“IFC Loan”	has the meaning ascribed thereto in the introduction to this Agreement;

“Investment Documents”	the IFC Loan Agreement and any and all documents executed by the Borrower and IFC in connection with the IFC Loan Agreement;

“Land Grant Contract”	[ ]

“Land-Use Rights”	the existing granted land-use rights for the Mortgaged Lands as described in the Land-Use Rights Certificate(s) and any future granted land use rights acquired by the Borrower for the Project;

“Land-Use Rights Certificate(s)”	the State-Owned Land-Use Certificate(s) (No. [ ]) issued by the [ ] Municipal Land Administration on [ ], covering an area of [ ] square meters and located on the [ ], China, granting to the Borrower a land use right to the Project Site for industrial use during [ ] and [ ], a copy of which is attached as part of Schedule 1 to this Agreement;

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Mortgaged Lands”	the land with a total area of [ ] square meters, as more particularly described in the Land-Use Rights Certificate(s), attached hereto as part of Schedule 1 and any land acquired by the Borrower in the future;

“Mortgage Registration Certificate”	the security registration certificate issued by appropriate administration of industry and commerce in respect of the Collateral;

“People’s Court”	the courts in the PRC;

“Person”	any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default”	has the meaning ascribed thereto in the IFC Loan Agreement;

“PRC”	the People’s Republic of China;

“Project”	has the meaning ascribed thereto in the IFC Loan Agreement;

“Project Site”	the existing parcel of land designated and identified in the Land Use Rights Certificate(s) and any parcel of land acquired by the Borrower in the future for the Project;

“Property Rights Law”	has the meaning ascribed thereto in the introduction to this Agreement;

“Real Property Law”	has the meaning ascribed thereto in the introduction to this Agreement;

“Receiver”	any receiver, agent, administrator or other similar officer appointed by IFC for the purpose of taking any action or exercising any rights in connection with the enforcement of the security created by this Agreement, which Receiver shall exercise his powers hereunder as agent of, and at the cost of, the Borrower and provided that IFC shall not be under any obligation to appoint a Receiver unless required to do so by applicable law;

“Relevant Certificates and Documents”	the certificates and documents relating to the rights, title and/or interests in or to the Collateral, including the Land-Use Rights

Certificate(s) the Building Ownership Certificate(s), the Certificates of Other Rights, the Mortgage Registration Certificate and any of the above documents to be obtained in the future by the Borrower;

“Secured Obligations”	at any time and from time to time, all amounts payable by the Borrower to IFC in respect of principal, interest, fees and other amounts or charges and otherwise (including any amounts in respect of liquidated damages, compensatory damages and enforcement costs) in respect of the IFC Loan under or in connection with the IFC Loan Agreement and any and all other agreements, documents or instruments executed by the Borrower and/or IFC in connection with the IFC Loan, all in Dollars;

“Security Law”	has the meaning ascribed thereto in the introduction to this Agreement;

[“[ ] Customs”	the [ ] Administration of Customs;]

“[ ] AFE”	the [ ] Municipal Administration of Foreign Exchange;

“[ ] AIC”	the [ ] Municipal Administration of Industry and Commerce;

“[ ] BLR”	[ ] Municipal Bureau of Land and Resources; and

“[ ] REAC”	the [ ] Municipal Real Estate Administration Commission.
     Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings are for convenience only and do not affect the interpretation of this Agreement;
     (b) words importing the singular include the plural and vice versa;

     (c) a reference to a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any governmental authority or agency;
     (d) a reference to a Section, Article, Schedule, Appendix or party is a reference to that Section or Article of, or that Schedule, Appendix or party to, this Agreement;
     (e) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;
     (f) a reference to a party to any document includes that party’s successors and permitted assigns;
     (g) the word “including” shall mean “including without limitation” or “including but not limited to;” and
     (h) all Authorities referred to in this Agreement shall be construed as including any successor or substitute Authority thereof having the same or substantially the same functions and powers.
ARTICLE II
Mortgage
     Section 2.01. Mortgage. As continuing security for the payment and discharge in full of all the Secured Obligations, the Borrower hereby grants to IFC a first priority mortgage over the Collateral in accordance with the Property Rights Law, the Security Law and other relevant laws and regulations of the PRC.
     Section 2.02. Enforcement. The security created by this Agreement shall become enforceable immediately upon the occurrence and during the continuance of an Event of Default under the IFC Loan Agreement.
     Section 2.03. Actions in Connection with Enforcement. At any time after the occurrence of an Event of Default that is continuing under the IFC Loan Agreement, IFC shall have the right (which right the Borrower irrevocably consents and agrees to and acknowledges) to the extent permitted by applicable law, either in person or through any Receiver, to take any one or more of the following actions at IFC’s option:

     (a) to take possession of, get in, collect and receive all or any part of the Collateral for the purpose (in the opinion of the IFC) of converting all or any part of the Collateral into value and/or obtaining proceeds from the auction or sale of all or any part of the Collateral;
     (b) to convert all or any part of the Collateral into value and/or obtain proceeds from the auction or sale of all or any part of the Collateral;
     (c) to commission the relevant organization or Authority to auction all or any part of the Collateral;
     (d) to apply to the relevant Authority or Authorities for the lawful sale or disposal of all or any part of the Collateral at a price considered by IFC to be reasonable;
     (e) with a view to selling all or any part of the Collateral (or offering it for sale) to repair, replace, improve and/or develop such Collateral and to apply for any appropriate permission, license, consent or approval in connection therewith;
     (f) to sever any attachments or fixtures and to sell them apart from the land or buildings on or to which they are attached, and to uninstall, disassemble or sever any equipment, machinery or other movables and to sell them apart from any other equipment, machinery, other movables, plants or facilities to which they are attached or associated;
     (g) for the purpose of converting all or any part of the Collateral into value and/or obtaining proceeds from the auction or sale of all or any part of the Collateral, to sell, exchange, license or otherwise dispose of or in any way whatsoever deal with the Collateral for such consideration (if any), including shares, debentures or any other securities whatsoever, and upon such terms as IFC may reasonably think fit;
     (h) for the purpose of converting all or any part of the Collateral into value and/or obtaining proceeds from the auction or sale of all or any part of the Collateral, to make any leases whatsoever of the Collateral and, with or without consideration, to accept or agree to accept surrenders of leases of the Collateral in such circumstances, for such purposes and upon such terms whatsoever as IFC may reasonably think fit, and to vary the terms of any lease affecting the Collateral and to act in relation to any review of the rent under such lease in such manner as IFC may reasonably think fit;
     (i) to insure, repair, improve, replace, exploit and/or develop the Collateral in any manner;

     (j) to bring, defend, submit to arbitration, negotiate, compromise, abandon and/or settle any claims and/or proceedings concerning the Collateral;
     (k) for the purpose of converting all or any part of the Collateral into value and/or obtaining proceeds from the auction or sale of all or any part of the Collateral, generally to carry out, or cause or authorize to be carried out, any transaction or arrangement whatsoever, whether similar or not to any of the foregoing, in relation to the Collateral which IFC may reasonably consider expedient as effectively as if IFC were solely and absolutely entitled to the Collateral;
     (l) in connection with the exercise of any of its powers, to execute or do, or cause or authorize to be executed or done, on behalf of or in the name of the Borrower or otherwise, as IFC may reasonably think fit, all documents, acts or things which IFC may reasonably consider appropriate;
     (m) to take such other actions as are appropriate to satisfy the Secured Obligations, in accordance with the Property Rights Law, the Security Law and other relevant laws and regulations;
     (n) to exercise all rights and privileges of the Borrower provided in any or all of the Construction Contracts and other contracts or agreements relating to the Collateral on behalf or in the name of the Borrower, as IFC may reasonably think fit;
     (o) to take possession of, collect, manage and use the Collateral and exercise any or all the Borrower’s rights and privileges in respect of the Collateral to the exclusion of the Borrower as if IFC were the beneficial owner of the Collateral ; and
     (p) in each case, to be compensated in full and in first priority from the funds and proceeds obtained through any such actions to the extent of the Secured Obligations and any expenses related thereto.
     Section 2.04. Deficiency or Surplus. If the funds obtained as the result of the actions set out in Section 2.03 above are insufficient to satisfy in full the Secured Obligations and all expenses related hereto, IFC shall have the right to claim the deficiency from the Borrower. If any balance remains after the payment in full of the Secured Obligations and all expenses related hereto, such balance shall be returned to the Borrower or applied as otherwise required by applicable law, and IFC shall, at the cost and expense of the Borrower (including any costs of notarization, registration and obtaining of any approvals from any relevant Authority), execute and deliver to the Borrower proper instruments evidencing the termination and release of this Agreement.

     Section 2.05. Appointment of Attorney. (a) As further security for the performance of its obligations under this Agreement and for conferring on IFC the benefit of the rights expressed to be conferred hereunder, the Borrower hereby irrevocably appoints and constitutes, until the Secured Obligations have been paid and discharged in full, IFC, as the Borrower’s true and lawful attorney with full power (in the name of the Borrower or otherwise) to, after the occurrence and during the continuance of an Event of Default, exercise any or all of the Borrower’s rights and carry out any or all of the Borrower’s obligations hereunder, to demand and receive any and all moneys and claims for moneys due or to become due arising out of the Collateral, to enforce any provision thereof, to give valid receipts and discharges, and generally to file any and all claims or take any and all lawful actions or institute any and all proceedings that may be necessary for the purpose of putting into effect the intent of this Agreement.
     (b) The Borrower hereby consents, acknowledges and agrees that IFC and its agents shall not be liable for any loss, damage, cost, expense, impairment, diminution or devaluation of the Collateral caused by or resulting or arising from or in connection with any act or failure to act by IFC or its respective agents under this Agreement or in relation to the Collateral, unless directly caused by the gross negligence or willful misconduct of IFC or such agents.
     Section 2.06. Power to Delegate. After notifying the Borrower, IFC may at any time and from time to time delegate by power of attorney or in any other manner to any Person(s) all or any of the rights, powers and discretions exercisable by any or all of them under Section 2.03 above. Any such delegation may be made upon such terms (including the power to sub-delegate) and subject to such conditions as IFC may deem appropriate in its discretion.
     Section 2.07. No Discharge. The obligations of the Borrower under this Agreement shall not be discharged or impaired by:
     (a) any invalidity, unenforceability or other defect relating to any of the Investment Documents or any security relating to any such documents; or
     (b) any amendment to or variation of any of the Investment Documents or any security relating to any such documents, other than amendments made in accordance with the terms thereof; or
     (c) any release of or granting of time or any other indulgence to the Borrower or any third party, other than a release of, granting of time or any other indulgence granted by the IFC to the Borrower in accordance with the terms of the Investment Documents; or

     (d) any winding up, dissolution, reconstruction or reorganization, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, the Borrower or any other Person; or
     (e) any other act, event, neglect or omission which would or might but for this Section operate to impair or discharge the Borrower’s liability hereunder.
ARTICLE III
Representations and Warranties
     Section 3.01. Representations and Warranties The Borrower represents and warrants to IFC that:
     (a) The Borrower is a Sino-foreign joint venture enterprise duly incorporated and validly existing under the laws of the People’s Republic of China and has the corporate power to enter into, and comply with its obligations under this Agreement.
     (b) The Land Grant Contract, Land-Use Rights Certificate(s), the Building Ownership Certificate and the Construction Contracts are each in full force and effect. The Borrower has the full right to use and enjoy the Project Site and to own/use the Collateral, and to assign and mortgage the land use rights for the Project Site until the expiration of the term as provided the Land Grant Contract and the Land-Use Rights Certificate(s). The Borrower has paid, or made satisfactory arrangements for the payment when due all fees for the rights under the Land-Use Rights Certificate(s), and has performed in a timely manner all other material obligations that are set out in the Land Grant Contract, Land-Use Rights Certificate(s), the Building Ownership Certificate(s) and the Construction Contracts.
     (c) The Borrower (i) is in compliance with the material requirements of the Land Grant Contract Land-Use Rights Certificate(s) and the Building Ownership Certificate(s); (ii) has paid or made satisfactory arrangements for the payment when due, all costs, fees and expenses of and for the development of the Project Site and for the procurement, importation, transportation, erection, installation, testing and commissioning of the Equipment; (iii) has obtained, or will obtain when necessary, all Approvals required for the development and use of the Project Site; and (iv) has performed all material obligations with regard to the use or development of the Project Site in accordance with the requirements of the Land Grant Contract Land-Use Rights Certificate(s), Building Ownership Certificate(s), and any other related applicable Approvals.

     (d) The execution and enforcement of this Agreement by the Borrower does not and will not violate the provisions of (i) any applicable law, (ii) any relevant Approval, or (iii) the terms or conditions of the Land Grant Contract, the Land-Use Rights Certificate(s) or the Building Ownership Certificate(s). This Agreement has been duly executed by the, and is the legal, valid and binding obligation of the Borrower and enforceable against the Borrower in accordance with the terms hereof.
     (e) All the information and documents provided to IFC in connection with this Agreement and the Collateral are true, complete and correct in all material respects.
     (f) The Borrower has duly obtained , or will obtain when necessary, all required Relevant Certificates and Documents, including all required certificates, permits and approvals from applicable Authorities for all Buildings and all Equipment.
     (g) None of the representations and warranties in this Section 3.01 omits any information or matter the omission of which makes any of such representations and warranties inaccurate or misleading in any material respects.
     Section 3.02. Reliance. The Borrower acknowledges and agrees that it makes the representations and warranties in Section 3.01 above with the intention of inducing IFC to enter into this Agreement and the IFC Loan Agreement, and that IFC has entered into this Agreement and the IFC Loan Agreement on the basis of, and in full reliance on, each of such representations and warranties being true, accurate and complete.
     Section 3.03. Rights and Remedies not Limited. The rights and remedies of IFC in relation to any misrepresentations or breach of warranty by the Borrower shall not be prejudiced by:
     (a) any investigation by or on behalf of any of IFC into the affairs of the Borrower;
     (b) the execution or performance of this Agreement; or
     (c) any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

ARTICLE IV
Covenants
     Section 4.01. Affirmative Covenants. Throughout the term of this Agreement, the Borrower covenants and agrees as follows:
     (a) The Borrower shall (i) maintain the Collateral in good repair and condition, and (ii) protect the Collateral from any material damage or impairment, normal wear and tear excepted.
     (b) The Borrower shall perform in a timely fashion all its material obligations under the Land Grant Contract, Land-Use Rights Certificate(s) and the Building Ownership Certificate(s), including the payment of all relevant fees, considerations, taxes and other amounts payable by the Borrower in respect of the Project Site, and shall comply with all applicable laws and regulations of the PRC relating to the Project Site.
     (c) To protect and perfect rights of IFC hereunder, including IFC’s first priority security interest in the Collateral, the Borrower shall file and register with (i) the [          ] REAC and the [          ] BLR; (ii) the [           ] AIC; (iii) the [          ] AFE; (iv) the [          Customs]; and (v) any other relevant Authorities: (A) all required documents, executed by the necessary Persons, to effect the release of all existing Liens with respect to the Collateral covered under this Agreement in favour of Persons other than IFC, and such Liens shall have been released in accordance with PRC law within five (5) Business Days after the execution of this Agreement and as an integrated transaction herewith, (B) this Agreement and all other required documents within five (5) Business Days after the execution of this Agreement, and (C) each amendment or supplement to any such document within five (5) Business Days after the signing of such amendment or supplement, and after completing such registrations shall provide evidence thereof satisfactory to IFC. The Borrower shall ensure that all relevant registration and approval documents specifically name IFC as the secured lender. The Borrower shall obtain all Approvals necessary for all such registrations and for this Agreement and any such amendment and supplement to be legally effective, valid, binding and enforceable against the Borrower in accordance with the terms hereof and thereof.
     (d) Promptly upon obtaining of a land use right certificate for any new parcel of land acquired by the Borrower after the date of this Agreement, the Borrower shall execute and deliver to IFC a Supplemental Mortgage Agreement in the form of Schedule 4 to this Agreement, and take such other actions as are necessary, to record and perfect IFC’s first priority mortgage over such land use rights. Each such Supplemental Mortgage Agreement shall constitute a supplement to this Agreement.
     (e) Promptly upon the completion of any Building which was not completed prior to the date of this Agreement, the Borrower shall obtain the Building Ownership Certificate pertaining to said Building from the [          ] REAC and/or other relevant Authority and promptly file and register each such document with the [          ] REAC, [          ] AIC and/or such other relevant Authority and shall execute and deliver to IFC a Supplemental Mortgage Agreement in the form of Schedule 4 to this Agreement, and take such other actions as are necessary, to record and perfect IFC’s first priority mortgage over each such Building. Each such Supplemental Mortgage Agreement shall constitute a supplement to this Agreement.
     (f) [Immediately after any imported Equipment for the Project is no longer subject to customs supervision (the details of each item of the Equipment currently subject to customs supervision and the remaining supervision periods are described in detail in Schedule 3) ] and promptly upon the acquisition of any new Equipment after the date of this Agreement which is not subject to the customs supervision, the Borrower shall obtain title documents or certificates to said Equipment from the relevant Persons and/or relevant Authorities and promptly file and register, as necessary, each such document or certificate and shall execute and deliver to IFC a Supplemental Mortgage Agreement in the form of Schedule 4 to this Agreement, with the [          ] AIC and/or such other relevant Authority and take such other actions as are necessary, to record and perfect IFC’s first priority mortgage over each such item of Equipment. Each such Supplemental Mortgage Agreement shall constitute a supplement to this Agreement.
     (g) The Borrower shall promptly obtain all other Approvals, execute all other documents and instruments and do all other acts and things as IFC may reasonably request from time to time to carry out the matters and transactions contemplated in this Agreement or in any document required to be delivered in connection herewith, including such Approvals, executions, acts and things as are necessary to perfect, protect or enforce the interests of IFC created hereunder or intended to be created hereunder or for facilitating the realization of the Collateral or the exercise of any right, power or discretion exercisable by IFC in respect of the Collateral.
     (h) In respect of any Building that is under construction or any Equipment that has not yet been acquired and installed at the Project Site, the Borrower shall prior to the Supplemental Mortgage Agreement contemplated above in Section 4.01(__) or Section 4.01(__) obtain a duly signed

Contractor’s Consent & Agreement from the relevant contractors in the form attached as Schedule 5 to this Agreement.
     (k) The Borrower shall ensure that there shall be no claim made against it or the Collateral by any contractor pursuant to Article 286 of the Contract Law of the PRC.
     Section 4.02. Negative Covenants. Unless IFC otherwise consents to such action or matter in writing in advance, throughout the term of this Agreement, the Borrower shall not:
     (a) unless otherwise permitted by the IFC Loan Agreement, sell, lease, assign, convey, transfer or otherwise dispose of any of the Collateral, or agree to do any of the foregoing, except for the replacement of items of the Collateral (with comparable items having a value equal to or greater than the value of the items replaced) which are required by normal wear and tear in the ordinary course of business or in connection with a casualty event for which insurance proceeds are obtained; any purported sale, lease, assignment, conveyance, transfer or other disposal of any of the Collateral, except as expressly permitted in this Section 4.02(a), shall be invalid;
     (b) unless otherwise permitted by the IFC Loan Agreement, waive any rights with respect to any of the Collateral;
ARTICLE V
Custody of Relevant Certificates and Documents
     Section 5.01. Custody of Relevant Certificates and Documents. Except as otherwise required by any applicable laws or regulations, all Relevant Certificates and Documents shall be held by IFC (or a nominee on behalf of IFC) during the term of the IFC Loan Agreement and shall be returned to the Borrower after the security created by this Agreement has lapsed and been discharged. In order to maintain the validity of the Relevant Certificates and Documents and to the extent required by any applicable laws and regulations, IFC agrees to allow the Borrower access to such Relevant Certificates and Documents upon request, and with reasonable notice, and to present them to the relevant Authorities for such purpose. IFC shall take all necessary measures to prevent the Relevant Certificates and Documents from being lost or damaged when they are in IFC’s custody.

ARTICLE VI
Effectiveness
     Section 6.01. Effectiveness. Unless otherwise provided by PRC law, the security created by this Agreement shall become effective against the various items of Collateral when the relevant registrations referred to in Section 4.01(b) for such Collateral have been completed.
ARTICLE VII
Miscellaneous
     Section 7.01. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. The notice, request or other communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other parties from time to time. Any notice, request or other communication from the Borrower shall only be effective upon receipt by IFC or, in the case of delivery by hand or by established courier service, upon refusal to accept delivery when delivered to IFC during normal business hours. Any notice, request or other communication from IFC shall be effective upon receipt by the Borrower, or when deemed to be received by the Borrower (a) in the case of delivery by hand or by established courier service, upon refusal to accept delivery when delivered to the Borrower during normal business hours, or (b) in the case of delivery by facsimile, on the day it is transmitted, provided that transmission is proved, in the case of a facsimile, by the appearance of the Borrower’s facsimile number on the facsimile transmission report of IFC’s facsimile machine.
For the Borrower:
[                                        ]
Attention: [                    ]
Facsimile: 0086-[                    ]
For IFC:
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Facsimile: +1 (202) 974-4792
Attention: Director, Health and Education Department
With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:
Facsimile: +1 (202) 522-7419
With a copy to:
International Finance Corporation
15th Floor, China World Tower 2
China World Trade Center
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
Facsimile: +86 (10) 5860-3100
Attention: Country Manager
     Section 7.02. Language. Any notice, request or other communication to be given or made under this Agreement shall be in English, or if in another language, shall, if IFC so requests, be accompanied by a translation into English satisfactory to the IFC and certified by an Authorized Representative of the Borrower, which translation shall be the governing version among the relevant parties.
     Section 7.03. Termination of Agreement. This Agreement shall continue in force until all the Secured Obligations have been paid and discharged in full in accordance with the terms of the IFC Loan Agreement.
     Section 7.04. Applicable Law and Jurisdiction. (a) This Agreement is governed by and shall be construed in accordance with the laws of the PRC.
     (b) In the event of any dispute in the interpretation or enforcement of this Agreement, IFC shall be entitled to commence a legal action in the People’s Court of relevant jurisdiction to interpret or enforce the provisions hereof.
     Section 7.05. Severability. Any provision of this Agreement which is prohibited or unenforceable by reason of any present or future law in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 7.06. Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without IFC’s prior written consent.
     Section 7.07. Amendment. Any amendment of any provision of this Agreement shall be in writing and signed by the parties.
     Section 7.08. Borrower’s Waiver. The Borrower hereby waives all objections, denials and challenges to the validity and binding force of this Agreement.
     Section 7.09. Execution Copies. This Agreement has been written in Chinese and English in [ ] ( ) originals each, all of which constitute one and the same agreement. Each party shall hold one (1) set of Chinese and English originals. Both language versions shall be equally authentic.
     Section 7.10. Remedies and Waivers. No forbearance, extension of time limit or delay on the part of IFC in exercising its rights, powers and discretions hereunder against any default or delay on the part of the Borrower shall prejudice, affect or limit any of the rights, powers and discretions to which IFC is entitled under this Agreement and as a creditor under the general law, nor shall it be deemed as consent on its part to a breach of this Agreement, nor will it constitute a waiver by IFC or be deemed to constitute a waiver of its rights to take action against any breach of this Agreement in the future. No single or partial exercise of such a right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.
     Section 7.11. Article 35 of the Security Law. To the extent the total value of Collateral is at any time less than the value of the Secured Obligations, IFC may, in its sole discretion, for the purpose of Article 35 of the Security Law, divide its loan into separate tranches and deem separate items or groups of items constituting parts of the Collateral and having a value greater than that of a tranche or tranches of that loan as severally constituting security for such tranche or tranches.
     Section 7.12. Costs and Expenses. The Borrower shall pay or, as the case may be, reimburse IFC any amount paid by on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the preparation and/or review execution, issue, delivery, registration or notarization of this Agreement and any other documents related to this Agreement and the reasonable fees and expenses incurred by IFC (including legal counsel fees) in connection with (i) any legal opinions required in connection with this Agreement; (ii) administration by IFC of its investments or otherwise in connection with any amendment, supplement or modification to, or waiver under, this Agreement; (iii) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan Agreements and their disbursements and (iv) the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Investment Documents, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis.

IN WITNESS WHEREOF, this Agreement is entered into by the parties, acting through their duly authorized representatives, as of the date first above written.

[ONSHORE BORROWER]

By:

Name:

Title:

INTERNATIONAL FINANCE CORPORATION

By:

Name:

Title:

SCHEDULE 1
LAND USE RIGHTS

SCHEDULE 2
BUILDINGS
The Buildings are located on the Mortgaged Land and are solely owned by the Borrower, which are described in detail in the following Building Ownership Certificates:
BUILDINGS OWNERSHIP CERTIFICATE NUMBER

SCHEDULE 3
EQUIPMENT
Part I: Equipment not Subject to Customs Supervision
Part II: Equipment Currently Subject to Customs Supervision

SCHEDULE 4
FORM OF SUPPLEMENTAL MORTGAGE CONTRACT
THIS SUPPLEMENTAL MORTGAGE CONTRACT is entered into on _______________ between
[ONSHORE BORROWER] (the “Borrower”), a [Chinese-foreign equity joint venture enterprise] with limited liability organized and existing under the laws of the People’s Republic of China (“PRC”) with its legal office at the [                    ], PRC; and
INTERNATIONAL FINANCE CORPORATION (“IFC”), an international organization established by Articles of Agreement among its member countries, including the PRC, with its legal office at 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America;
The Borrower and IFC are collectively referred to herein as the “Parties.” Capitalised terms used in this Supplemental Mortgage Contract (“Supplement”) and not otherwise defined shall have the meanings given to them in the Mortgage Agreement between the Parties dated _________________ (the “Mortgage Agreement”).
WHEREAS:
(A) Subject to the terms and conditions of a Loan Agreement dated [               ], between the Borrower and IFC (the “IFC Loan Agreement”), IFC has agreed to lend the Borrower up to [               ] ($[ ]) (the “IFC Loan”).
(B) In consideration of, and as security for, the amounts provided by IFC under the IFC Loan Agreement, the Borrower had agreed to provide certain collateral (the “Collateral”, as defined in Article 1 of the Mortgage Agreement) to IFC as security for the repayment of such amounts and other Secured Obligations (as defined in Article 1 of the Mortgage Agreement).
(C ) Sections 4.01 of the Mortgage Agreement provide that the Borrower shall execute Supplemental Mortgage Contracts in respect of any Collateral acquired or constructed by the Borrower after the date of the Mortgage Agreement.
NOW THEREFORE the Parties agree as follows:
1. As continuing security for the payment and discharge in full of all the Secured Obligations and in consideration of IFC continuing to make the Disbursements and maintaining the availability of the IFC Loan to the Borrower, to the extent not already validly and effectively mortgaged under the Mortgage Agreement, the Borrower hereby grants to IFC a first priority mortgage over the Collateral listed in Appendix A hereto.

2. Within thirty (30) days (or such shorter period as may be required under applicable law) after execution, the Borrower shall cause this Supplement to be registered with all such Authorities as may be necessary to perfect or protect IFC’s first priority mortgage over such Collateral, including the following:
(i)	the [ ] REAC and [ ]BLR;

(ii)	the [ ] AIC;

(iii)	the [ ]AFE;

(iv)	[the [ ] Customs]; and

(v)	any other relevant Authorities.
and shall deliver to the IFC all certificates of third party rights, registration certificates or other documentary evidence of the completion of such registrations.
3. This Supplement shall be deemed to be supplemental to and to incorporate all relevant terms and conditions of the Mortgage Agreement.

IN WITNESS WHEREOF, the Parties have caused this Supplement to be signed by their duly authorized representatives on the date first above written.

[ONSHORE BORROWER]

By:

Name:

Title:

INTERNATIONAL FINANCE CORPORATION

By:

Name:

Title:

Appendix A
List of Collateral

SCHEDULE 5
CONTRACTOR’S CONSENTS & AGREEMENT
[Date]
[Onshore Borrower]
[International Finance Corporation]
Dear Sirs:
     Reference is made to the Mortgage Agreement dated ___________, 200[ ] (the “Mortgage Agreement”), by and among Onshore Borrower (the “Borrower”) and International Finance Corporation (“IFC”), to which this Contractor’s Consent & Agreement (“Consent”) shall be deemed a supplement.
     Reference is also made to that ______________ dated ____, __________, by and between _____________ (the “Contractor”) and the Borrower (the “Contract”), a copy of which is attached to this letter as Appendix A.
     As contemplated by Section 4.01 of the Mortgage Agreement, the Contractor and the parties to the Mortgage Agreement hereby acknowledge, consent and agree to the following:
1. The mortgage by the Borrower of the property which is the subject matter of the Contract (the “Property,” as described in more detail in Appendix B to this letter) to IFC by filing and registering an executed Supplemental Mortgage Agreement pursuant to Section 4.01 of the Mortgage Agreement to secure the obligations secured pursuant to the Mortgage Agreement (the “Supplemental Mortgage”);
2. The collateral assignment of all rights, interests and benefits of the Borrower under the Contract to IFC and its nominees or assignees pursuant to the Mortgage Agreement;
3. The assignment of all rights, interests and benefits of the Borrower under the Contract to IFC or its nominees or assignees in the event IFC or its nominees or assignees exercise their rights to foreclose under the Mortgage Agreement; and
4. The rights of IFC or its nominees or assignees in the event of foreclosure as described in paragraph 3 above to require the continued

performance by the Contractor and its successors and assignees under the Contract in accordance with the terms thereof.
     The undersigned represents and undertakes that he/or she is the legal representative of the Contractor, and has the legal authority to sign this letter and to bind the Contractor and its successors and assignees hereto.

Very truly yours,

[Contractor’s Name]

By:
Legal Representative [Signature]
Name:

Title:	Chop:

[ONSHORE BORROWER]

By:

Name:

Title:

INTERNATIONAL FINANCE CORPORATION

By:

Name:

Title:

Appendix A
Copy of the Contract

Appendix B
Description of the Property

EXHIBIT 3
FORM OF SHARE PLEDGE AGREEMENT

INVESTMENT NUMBER 26133
Share Pledge Agreement
between
CHINDEX INTERNATIONAL, INC.
and
INTERNATIONAL FINANCE CORPORATION
Dated                 , 200[ ]

SHARE PLEDGE AGREEMENT
AGREEMENT is made on                                          200[ ]
between
(1)	CHINDEX INTERNATIONAL, INC. (“Chindex”), a NASDAQ listed company incorporated in Delaware with its registered address [ ]; and
(2)	INTERNATIONAL FINANCE CORPORATION (“IFC”), an international organization established by Articles of Agreement among its member countries;
In accordance with the Property Rights Law of the People’s Republic of China, the Security Law of the People’s Republic of China, the Variation Regulations (as defined in Article 1) and other relevant laws and regulations of the People’s Republic of China.
Whereas
     (A) Chindex is one of the shareholders of [Onshore Borrower] (the “Borrower”), a company organized and existing under the laws of the People’s Republic of China.
     (B) As of the date hereof, Chindex has paid US$[      ] million to the registered capital of the Borrower and thus holds [       ] % equity interest in the Borrower (the “Equity Interest”).
     (C) In accordance with the terms of the Borrower’s Articles of Association, Chindex is obligated to pay an additional US$[      ] million in registered capital (“Additional Equity Interest”)
     (D) By an agreement dated December [            ], 200[ ] (the “IFC Loan Agreement”) between the Borrower and IFC, IFC has agreed to lend the Borrower up to [            ] ($[      ]) (the “IFC Loan”).
     (E) It is a condition of the first Disbursement under the IFC Loan Agreement that the parties enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants described hereafter, Chindex and IFC agree as follows:
ARTICLE I
Definitions and Interpretation
     Section 1.01. General Definitions. Unless otherwise defined, or the context otherwise requires, terms defined in the IFC Loan Agreement have the same meanings when used in this Agreement and the following terms have the following meanings:

“Additional Equity Interest”	the meaning given to it in Recital (C);

“Approval Authority”	the examination and approval authority for the Borrower, which as at the date hereof is the [ ];

“Capital Contribution Certificate”	any certificate(s) issued by the Borrower to Chindex from time to time in respect of Chindex’s contributions to the registered capital of the Borrower;

“Collateral”	the Equity Interest and all the right, title and interest in and to the Equity Interest;

“Default Notice”	the meaning given to it in Section 4.02;

“Equity Interest”	the meaning given to it in Recital (B);

“Secured Amounts”	at any time and from time to time all principal, interest, fees and other amounts expressed to be payable by the Borrower under the IFC Loan Agreement and all amounts expressed to be payable by Chindex under Section 7.02; and

“Variation Regulations”	the Certain Regulations on Variations to Equity Interests of Investors in Foreign Investment Enterprises issued by the former Ministry of Foreign Trade and Economic Cooperation and the State Administration of Industry and Commerce on May

28, 1997 and the Implementing Rules on Certain Issues of Law Application in relation to the Administration of Approval and Registration of Foreign-invested Enterprises jointly issued by the Ministry of Commerce, the State Administration of Industry and Commerce, the General Administration of Customs and the State Administration of Foreign Exchange on April 24, 2006.
     Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings are for convenience only and do not affect the interpretation of this Agreement;
     (b) words importing the singular include the plural and vice versa;
     (c) a reference to a Section, Article, Schedule or party is a reference to that Section or Article of, or that Schedule or party to, this Agreement;
     (d) a reference to a document includes an amendment or supplement to, or restatement, replacement or novation of, that document but disregarding any amendment, supplement, restatement, replacement or novation made in breach of this Agreement; and
     (e) a reference to a party to any document includes that party’s successors and permitted assigns.
ARTICLE II
Pledge
     Section 2.01. Pledge.
     (a) As continuing security for the payment and discharge in full of all the Secured Amounts, Chindex hereby pledges to IFC the Collateral.
     (b) For the avoidance of doubt, the security hereby created does not create or impose upon IFC any liability or obligation to perform or fulfill any of the obligations of Chindex under or in respect of the Collateral.
     Section 2.02. Negative Pledge. Chindex hereby undertakes to IFC that, unless IFC otherwise agrees in writing, it shall not:

     (a) assign or purport to assign, transfer or otherwise deal with any interest of Chindex in the Collateral, the Additional Equity Interest or any other equity interest of Chindex in the Borrower; or
     (b) create, agree to create or permit to exist any Lien (howsoever ranking in priority) of any nature whatsoever (other than under this Agreement or arising by operation of law) on or over the Collateral, the Additional Equity Interest or any other equity interest of Chindex in the Borrower.
     Section 2.03. Discharge. The security hereby created shall lapse and be discharged upon the satisfaction of the following conditions: (i) the Borrower’s Project Physical Completion Date has been achieved; (ii) the aggregate cash generation from the Borrower for the preceding four quarters was at least $2,5000,000; and (iii) the Peak Debt Service Ratio based on the most recent Chindex Consolidated Financial Statements is not less than 1.2
     Section 2.04 Surplus. If any amount remains after the indefeasible payment and discharge in full of all the Secured Amounts, the balance standing to the credit of Chindex shall be returned to Chindex and IFC shall at the cost of Chindex (including any cost of notarization, registration and obtaining of any Authorization from any Authority) execute and deliver to Chindex the necessary instruments to evidence the discharge of the security hereby created.
ARTICLE III
Perfection of Security
     Section 3.01. Approval. In accordance with the Variation Regulations, Chindex shall, promptly after the execution of this Agreement (and in any event within fifteen (15) days or such other statutory period required by the applicable laws of the People’s Republic of China), submit this Agreement for approval to the Approval Authority, together with all such documents as the Approval Authority may require in connection therewith, including without limitation:
     (a) a resolution of the board of directors of the Borrower substantially in the form of Schedule 1;
     (b) the Capital Contribution Certificate; and

     (c) a capital contribution verification report in respect of the Borrower issued by a registered firm of accountants in the People’s Republic of China acceptable to IFC.
     Section 3.02. Registrations. Chindex shall promptly:
     (a) after the execution of this Agreement, procure the recording of the pledge of Chindex’s equity interest in the shareholder register of the Borrower and deliver two (2) certified copies of the relevant page of such register to IFC; and
     (b) after receiving approval of the Approval Authority (and in any event within thirty (30) days or such other statutory period required by the applicable laws of the People’s Republic of China), procure the registration of this Agreement with the [ ] Municipal Administration for Industry and Commerce and provide evidence of the completion of such registration to IFC.
     Section 3.03. Additional Capital Contributions. If, after the date of this Agreement, Chindex pays in any additional contribution to, or otherwise acquires any additional portion of, the registered capital of the Borrower, including but not limited to the Additional Equity Interest, Chindex shall promptly enter into and submit for approval and registration as required by applicable laws of the PRC such amendments or supplements to this Agreement as IFC may require with respect to such additional capital contribution or acquisition.
     Section 3.04. Further Assurances. Chindex undertakes to take whatever action (including obtaining any Authorizations, executing any documents, effecting any registrations and giving any notices, orders, instructions or directions) IFC may reasonably require for:
     (a) perfecting or protecting the security created or intended to be created by this Agreement over the Collateral; or
     (b) facilitating the realization of the Collateral or the exercise of any right, power or discretion exercisable by IFC in respect of the Collateral;
including without limitation causing the Borrower to take the following steps as contemplated in the Variation Regulations, namely:
(i)	making an application to the Approval Authority for modifications to the ownership rights of investors in the Borrower;

(ii)	submitting to the Approval Authority the Charter, together with any amendment agreements to reflect the interest of IFC in the Borrower;
(iii)	submitting to the Approval Authority copies of the original approval certificate and business license of the Borrower; and
(iv)	submitting to the Approval Authority a list of the members of the board of directors as it will be after the proposed changes to the shareholding rights of the investors in the Borrower are made.
ARTICLE IV
Enforcement
     Section 4.01. Chindex’s Rights Prior to Enforcement of the Pledge. Until service of a Default Notice, Chindex shall be entitled, subject to and in a manner consistent with the provisions of this Agreement and the other Transaction Documents:
     (a) to receive all dividends, profits or other distributions, interest and other income derived from or paid in respect of the Collateral, in each case, unencumbered by the security interest granted hereunder; and
     (b) to exercise any voting or other rights and powers attached to the Collateral, to the exclusion of IFC.
     Section 4.02. Enforcement. The security created by this Agreement shall become enforceable by IFC immediately, during the continuance of an Event of Default, upon the service of a notice to Chindex by IFC (a “Default Notice”), and IFC shall be entitled to exercise all rights, powers and discretions in respect of the Collateral, to the exclusion of Chindex, and to take all action and pursue all remedies available to IFC at law to enforce such security, subject to obtaining all necessary Authorizations from the Approval Authority.
     Section 4.03. No Discharge. The obligations of Chindex under this Agreement shall not be discharged or impaired by:
     (a) any invalidity, unenforceability or other defect relating to the IFC Loan Agreement or any of the other Transaction Documents or any security relating to any such documents;

     (b) any amendment to or variation of the IFC Loan Agreement or any of the other Transaction Documents or any security relating to any such documents;
     (c) any release of or granting of time or any other indulgence to the Borrower or the other Sponsors or any third party;
     (d) any winding up, dissolution, reconstruction or reorganization, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, the Borrower or Chindex or any other Person; or
     (e) any other act, event, neglect or omission which would or might but for this Section operate to impair or discharge Chindex’s liability hereunder.
ARTICLE V
Representations and Warranties
     Section 5.01. Representations and Warranties. Chindex represents and warrants to IFC that:
     (a) it is a company duly organized under the laws of the Delaware, United States of America and is in good standing and has the corporate power to execute and deliver this Agreement and to perform fully and completely all its obligations and liabilities hereunder;
     (b) this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and legally binding obligations, enforceable in accordance with the terms hereof;
     (c) the execution, delivery and performance by it of this Agreement will not violate any provision of any existing published law or regulation applicable to it or order or decree of any Authority having jurisdiction over it or of its charter documents, or of any contract, undertaking or agreement to which it is a party or which is binding upon it or any of its property or assets and will not result in the imposition or creation of any Lien (other than the Lien created hereby) on any part thereof pursuant to the provisions of any such contract, undertaking or agreement;

     (d) its contribution to the registered capital of the Borrower is fully paid in to the extent reflected in the Capital Contribution Certificate provided to IFC hereunder;
     (e) it is the sole legal and beneficial owner of the Collateral;
     (f) no Lien exists over the Collateral at the date of execution of this Agreement; and
     (g) the copy of the Charter provided to IFC prior to the date hereof is a true, complete and correct copy.
     Section 5.02 Undertaking. Chindex acknowledges and agrees that it will not exercise any rights of subrogation that may accrue to Chindex arising out of the exercise by IFC of any of its rights, powers and discretions under this Agreement, and that Chindex shall have no rights of action arising out of this Agreement against the Borrower, IFC or any third party to whom the Collateral may be transferred, in each case, until the Secured Amounts have been paid and discharged in full in accordance with the terms of the IFC Loan Agreement and this Agreement. Chindex undertakes to IFC that it will not seek to enforce repayment or exercise any other rights or remedies of any kind against the Borrower, IFC or any third party to whom the Collateral may be transferred which may accrue to Chindex, whether by way of subrogation or otherwise in respect of any amount due to Chindex from the Borrower until all the Secured Amounts have been paid or discharged in full in accordance with the terms of the IFC Loan Agreement and this Agreement, and in the event of the liquidation or winding up of the Borrower, Chindex will not prove in competition with IFC on any account whatsoever in respect of any moneys owing to Chindex.
     Section 5.03. Reliance.
     (a) Chindex acknowledges to IFC that it has made the representations and warranties in Section 5.01 with the intention of inducing IFC to enter into the IFC Loan Agreement; and that IFC has entered into the IFC Loan Agreement on the basis of, and in full reliance on, each of such representations and warranties.
     (b) Chindex warrants to IFC that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.
     Section 5.04. Rights and Remedies not Limited. The rights and remedies of IFC in relation to any misrepresentations or breach of warranty on the part of Chindex shall not be prejudiced:

     (a) by any investigation by or on behalf of IFC into the affairs of Chindex;
     (b) by the execution or the performance of this Agreement; or
     (c) by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
     Section 5.05. Receipt of Moneys. Subject to the provisions of the other Transaction Documents and Section 4.01, Chindex shall procure that all moneys received by Chindex or any other Person constituting, or arising from or in connection with, the Collateral shall be paid forthwith to IFC.
ARTICLE VI
Effectiveness
     Section 6.01. Effectiveness. The security created by this Agreement over the Collateral shall become effective upon approval by the Approval Authority as provided in Section 3.01 and when all the registrations referred to in Section 3.02 have been duly completed.
ARTICLE VII
Miscellaneous
     Section 7.01. Appointment of Attorney. Subject to the provisions of Section 4.01, Chindex hereby irrevocably appoints IFC as Chindex’s attorney with full power (in the name of Chindex or otherwise) to, upon the occurrence and during the continuance of an Event of Default, carry out any of Chindex’s obligations hereunder, and to exercise all the rights of Chindex in connection with the Collateral and to file any claims or take any lawful action or institute any proceedings which may be necessary for the purpose of putting into effect the intent of this Agreement. The Borrower shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers pursuant to this Section 7.01.
     Section 7.02. Expenses. Chindex shall on demand pay:

(a)	all reasonable and documented costs, and all fees and expenses and taxes in connection with:
(i)	all approvals and registrations referred to in Sections 3.02 and 3.03 or otherwise incurred in connection with the perfection or protection of the security created by this Agreement; and
(ii)	the obtaining of all necessary Authorizations relating to the execution and performance by the Borrower of this Agreement; and
     (b) all expenses (including legal and out-of-pocket expenses) incurred by IFC in connection with the preservation or enforcement of any of their rights under this Agreement;
and shall keep IFC indemnified against any failure or delay in paying the same.
     Section 7.03. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.
For Chindex:
Chindex International, Inc.
4340 East West Highway, Suite 1100
Bethesda, Maryland 20814

Attn:  Roberta Lipson, CEO
            Lawrence Pemble, CFO

Facsimile:    301-215-7719
                     502-427-0409
With a copy sent by e-mail to the attention of Roberta Lipson, CEO, and Lawrence Pemble, CFO, at:
E-mail addresses: rlipson@Chindex.com and lpemble@chindex.com
For IFC:

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention:      Director, Health and Education Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: 202-522-7419
     Section 7.04. English Language. Any notice, request or other communication to be given or made under this Agreement shall be in the English language or, if in another language, shall, if IFC so requests, be accompanied by a translation into English satisfactory to IFC, which translation shall be the governing version between the relevant parties.
     Section 7.05. Applicable Law and Jurisdiction. (a) This Agreement is governed by and shall be construed in accordance with the laws of the People’s Republic of China.
     (b) In the event of any dispute in the interpretation or enforcement of this Agreement, IFC shall be entitled to commence a legal action in the competent Chinese court to interpret or enforce the provisions hereof.
     Section 7.06. Severability. Any provision of this Agreement which is prohibited or unenforceable by reason of any present or future law in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 7.07. Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of the parties. However, Chindex may not assign or delegate any of its rights or obligations under this Agreement without the consent of IFC.
     Section 7.08. Amendment. Any amendment of any provision of this Agreement shall be in writing, signed by the parties and approved by the Approval Authority.

     Section 7.09. Execution Copies. This Agreement has been written in Chinese and English in five (5) originals each, all of which constitute one and the same agreement. Chindex shall hold two (2) sets of Chinese and English originals, IFC shall hold two (2) sets of Chinese and English originals and the remaining set of Chinese and English originals shall be submitted to the Approval Authority. Both the Chinese and English versions shall have equal effect.
     Section 7.10. Remedies and Waivers. No failure or delay by IFC in exercising any power, remedy, discretion, authority or other rights under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.
     Section 7.11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement.
As witness this Agreement is entered into by the parties, acting through their duly authorized representatives, as of the date first above written.

CHINDEX INTERNATIONAL, INC.

By:
Authorized Representative

INTERNATIONAL FINANCE CORPORATION

By:
Authorized Representative

SCHEDULE 1
RESOLUTION OF THE BOARD OF DIRECTORS OF
ONSHORE BORROWER. (the “Borrower”)
Reference is made to the Pledge Agreement (the “Pledge Agreement”) between Chindex International, Inc. (“Chindex”) and International Finance Corporation whereby Chindex shall pledge to IFC, among other things, [ ] % equity interest it currently holds in the Borrower (the “Equity Interest”).
AS WITNESS, the undersigned, being all of the directors of the Borrower, hereby consent to Chindex using its Equity Interest in the Borrower for the purposes set out in the Pledge Agreement and resolve that the Borrower will, upon an enforcement of the security created by the Pledge Agreement by IFC in accordance with its terms, give all assistance to IFC in realizing the modification of ownership rights in the Borrower contemplated thereby.
Date:                                         200[ ]

By:			By:

Name:			Name:
Title:	Director		Title:	Director

By:			By:

Name:			Name:
Title:	Director		Title:	Director

By:		]

Name:
Title:	Director

ANNEX AA
METHODOLOGY FOR DETERMINATION OF THE BASE FIXED RATE FOR EACH
LOAN DISBURSEMENT
(See Section 2.03 of the Loan Agreement)
Section (A) Methodology for Determination of the Base Fixed Rate
The Base Fixed Rate for each Disbursement is the weighted average of the swap rates for all maturities in that Disbursement, determined as follows (see also attached example of calculation):
1.	The amount of each Disbursement is first allocated for repayment in amounts on each of the maturity dates specified in the repayment schedule appearing in Section 2.06 (b) (Repayment) (each such amount, an “Installment”). The amount of each Disbursement is first allocated for repayment pro rata to the amounts appearing opposite each of those maturity dates

2.	Each Installment therefore has a tenor (a “Tenor”) equal to the period commencing from the date of the relevant Disbursement to the date on which such Installment has been allocated for repayment.

3.	On the Interest Rate Setting Date for the relevant Disbursement, IFC determines the fixed rate swap equivalent for each Installment (a “Fixed Rate Swap Equivalent”), i.e., the fixed interest rate payable in the swap market against receipt of interest at LIBOR, in respect of a specified maturity matching the Tenor of that Installment. For the purposes of this Annex AA:

(a) “LIBOR” means the British Bankers’ Association London interbank offered rate for deposits in the Loan Currency;

(b) the swap market information used to determine the Fixed Rate Swap Equivalent for each Installment is obtained from the Telerate rate fixing page for the Loan Currency (currently page 42276), on the Interest Rate Setting Date; and if that information cannot be obtained from the Telerate Service, IFC shall obtain that information from the relevant rate-fixing page available on the Reuters Service or, if not available, on the Bloomberg Financial Markets Service;

(c) if all the services referred to in the preceding paragraph cease to be available, or if none of them contains the necessary swap market information, whether on the relevant Interest Rate Setting Date or generally, then IFC will determine the Fixed Rate Swap Equivalent for each Installment:

ANNEX AA
(i)	to the extent available, from a live screen of a financial markets information provider that IFC, in its reasonable opinion, considers appropriate, the information to be obtained on the Interest Rate Setting Date as of 11:00 a.m., New York time; or

(ii)	using whatever equivalent reasonable means of calculation that IFC, in its reasonable opinion, considers appropriate; and
(d) swap market rates shall be interpolated on a straight-line basis so as to match the actual Tenor of each Installment.
4.	The Fixed Rate Swap Equivalent for each Installment is then allocated a weight based on the Tenor and amount of that Installment (a “Weight”). Each such Weight is expressed as a percentage, i.e., the percentage which the product of the amount of an Installment times its Tenor represents of the sum of all those products calculated for all the Installments in the relevant Disbursement.

5.	Each Weight so determined is then multiplied by its corresponding Fixed Rate Swap Equivalent and the products so obtained for all Installments are added together to obtain the weighted average swap rate (the “Weighted Average Swap Rate”).

6.	The Weighted Average Swap Rate for the relevant Disbursement is then converted to the rate basis used for the Loan (i.e., actual number of days/360) and rounded up to the nearest two decimal places to produce the Base Fixed Rate for that Disbursement.

ANNEX AA
Example

Applicable Swap Rates (from Telerate page 42276)
Rate-Setting Date: 13 Feb 1996 Effective Date: 15 Feb. 1996
Quote Basis: Semi-Annual, 30/360 (by market convention)

	Maturity	Offered Rates
	2 Years	5.010%
	3 Years	5.190%
	4 Years	5.370%
	5 Years	5.540%
Interpolated	6 Years	5.655%
	7 Years	5.770%
Interpolated	8 Years	5.867%
Interpolated	9 Years	5.963%
	10 Years	6.060%
Base Fixed Rate Calculation for a Disbursement of $15,000,000
with 3 Years Grace and 10 Years Final Maturity
Disbursement Date: 9 February 1996

Column #:	1	2	3	4	5 = 1 x 3	6 = 5 as % of (total 5)	7 = 4 x 6
							Calculation
				Interpolated			of Weighted
	Tenor	Outstanding		Offer			Average
Date	(Years)	Principal	Installment	Swap Rates		Weights	Swap Rate
15 Feb 1996	0	15,000,000	0
15 Aug 1996	0.5	15,000,000	0
15 Feb 1997	1	15,000,000	0
15 Aug 1997	1.5	15,000,000	0
15 Feb 1998	2	15,000,000	0
15 Aug 1998	2.5	15,000,000	0
15 Feb 1999	3	14,000,000	1,000,000	5.190%	3,000,000	3.0769%	0.1597%
15 Aug 1999	3.5	13,000,000	1,000,000	5.280%	3,500,000	3.5897%	0.1895%
15 Feb 2000	4	12,000,000	1,000,000	5.370%	4,000,000	4.1026%	0.2203%
15 Aug 2000	4.5	11,000,000	1,000,000	5.455%	4,500,000	4.6154%	0.2518%

Column #:	1	2	3	4	5 = 1 x 3	6 = 5 as % of (total 5)	7 = 4 x 6
							Calculation
				Interpolated			of Weighted
	Tenor	Outstanding		Offer			Average
Date	(Years)	Principal	Installment	Swap Rates		Weights	Swap Rate
15 Feb 2001	5	10,000,000	1,000,000	5.540%	5,000,000	5.1282%	0.2841%
15 Aug 2001	5.5	9,000,000	1,000,000	5.598%	5,500,000	5.6410%	0.3158%
15 Feb 2002	6	8,000,000	1,000,000	5.655%	6,000,000	6.1538%	0.3480%
15 Aug 2002	6.5	7,000,000	1,000,000	5.713%	6,500,000	6.6667%	0.3808%
15 Feb 2003	7	6,000,000	1,000,000	5.770%	7,000,000	7.1795%	0.4143%
15 Aug 2003	7.5	5,000,000	1,000,000	5.818%	7,500,000	7.6923%	0.4476%
15 Feb 2004	8	4,000,000	1,000,000	5.867%	8,000,000	8.2051%	0.4814%
15 Aug 2004	8.5	3,000,000	1,000,000	5.915%	8,500,000	8.7179%	0.5157%
15 Feb 2005	9	2,000,000	1,000,000	5.963%	9,000,000	9.2308%	0.5505%
15 Aug 2005	9.5	1,000,000	1,000,000	6.012%	9,500,000	9.7436%	0.5858%
15 Feb 2006	10	0	1,000,000	6.060%	10,000,000	10.2564%	0.6215%

Totals			$15,000,000		97,500,000	100.0000%	5.7666%

	The Weighted Average Swap Rate is			5.7666%	on a 30/360 semi-annual basis
	The Base Fixed Rate for the tranche is			5.6900%	on an A/360 semi-annual basis
			(converted from	5.7666%	on a 30/360 semi-annual basis)

ANNEX BB
METHODOLOGY FOR CALCULATION OF THE REDEPLOYMENT COSTS
Section (A) Methodology for Calculation of the Redeployment Cost
1.	The redeployment cost equals the amount in excess of zero, if any, obtained by deducting (x) the Present Value of the Available Base Rate Cash Flows of the amount to be prepaid from (y) the Present Value of the Original Base Rate Cash Flows of the amount to be prepaid.

2.	For the purpose of this Section:
(a)	the “Original Base Rate Cash Flows of the amount to be prepaid” means the aggregate amount of interest originally scheduled to be paid on the principal amount to be prepaid from the date of prepayment until the final maturity date of the Loan, calculated at the Loan Base Fixed Rate. If the relevant prepayment occurs before the Loan Consolidation Date, the applicable interest rate shall be the weighted average of all Disbursement Base Fixed Rates then in effect, calculated using the methodology set forth in Section 3.03(f) (Interest);

(b)	the “Available Base Rate Cash Flows of the amount to be prepaid” means the aggregate amount of interest that would have accrued, from the date of prepayment until the final maturity date of the Loan, on the respective principal amount to be prepaid had such amount been disbursed on the prepayment date, calculated at an interest rate equal to the Prepayment Base Fixed Rate applicable to such hypothetical disbursement, determined two (2) Business Days prior to the date of prepayment in accordance with Annex C, Section (A); and

(c)	the “Present Value” of the relevant Base Rate Cash Flows is the value of the Original Base Rate Cash Flows or, as the case may be, the Available Base Rate Cash Flows discounted back to the date of prepayment from each of the relevant Interest Payment Dates at a discount rate equal to the Prepayment Base Fixed Rate determined pursuant to paragraph (b) above.

3. The determination by IFC of the redeployment cost shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

ANNEX AA
EXAMPLE

Applicable Swap Rates (from Reuters page 42276)
Rate-Setting Date: 13 Feb 1998 Effective Date: 15 Feb. 1998
Quote Basis: Semi-Annual, 30/360 (by market convention)

			Offered
	Maturity		Rates
	3 mos	0	3.100%
	1 Year	1	3.200%
	2 Years	2	3.300%
	3 Years	3	3.400%
	4 Years	4	3.500%
	5 Years	5	3.600%
Interpolated	6 Years	6	3.650%
	7 Years	7	3.700%
Interpolated	8 Years	8	3.800%
Interpolated	9 Years	9	3.900%
	10 Years	10	4.000%
Interpolated	11 Years	11	4.100%
	12 Years	12	4.200%
Calculation of the Redeployment Cost on Prepayment of $15,000,000
Prepayment Date: 15 February, 1998
Same repayment schedule as in example in Section (A) of Annex C
Step 1. Determine Base Fixed Rate for a hypothetical Disbursement of principal amount to be prepaid (i.e., $15,000,000) as of prepayment date (15 February, 1998).
Step 2. Calculate Available Base Rate Cash Flows at an interest rate equal to the Prepayment Base Fixed Rate.
Step 3. Calculate the Original Base Rate Cash Flows using the Loan Base Fixed Rate.
Step 4. Calculate Present Value of each income stream.
Step 5. Subtract the Present Value of the Available Base Rate Cash Flows from the Present Value of the Original Base Rate Cash Flows. The result, if in excess of zero, is the redeployment cost.